As filed with the Securities and Exchange Commission on December 21, 2005

Registration No. 333-127220

=====================================================================

U. S. Securities and Exchange Commission

Washington, DC 20549

Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRE-EFFECTIVE AMENDMENT NO. 1

IDI GLOBAL, INC.

(Name of small business issuer in its charter)

Nevada	7372	87-0617040
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

462 East 800 North

Orem, Utah 84097

(801) 224-4444

(Address and telephone number of principal executive offices and principal place of business)

Kevin R. Griffith, CEO

462 East 800 North

Orem, Utah 84097

(801) 224-4444

(Name, address and telephone number of agent for service)

---------------

Copies to:

Jeffrey M. Jones, Esq.

Durham Jones & Pinegar

111 East Broadway, Suite 100

Salt Lake City, Utah 84111

(801) 415-3000

Approximate date of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	5,346,428 shares	$ 0.34 (2)	$ 1,817,786 (2)	$ 214 (2) (3)

(1)

This registration statement covers the resale by three named selling stockholders of up to an aggregate of 5,346,428 shares of IDI Global, Inc. common stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, on the basis of the average of the bid and asked price of IDI Global’s common stock as reported on the OTC Bulletin Board on July 27, 2005

(3)

Filing fee of $214 paid with original filing.

IDI Global, Inc., hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

SUBJECT TO COMPLETION

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

IDI Global, Inc.

a Nevada corporation

5,346,428 shares of Common Stock

___________

This prospectus covers the sale of up to 5,346,428 shares of our common stock (the "Shares").   Three of our shareholders (the “Selling Stockholders”) are offering all of the Shares covered by this prospectus.  The Selling Stockholders will receive all of the proceeds from the sale of the Shares and we will receive none of those proceeds.  Two of our Selling Stockholders, SBI Advisors, LLC, and SBI USA LLC, may be underwriters with respect to the sale of the Shares, and the third Selling Stockholder, SBI Brightline X LLC, is an underwriter with respect to its sale of the Shares.

Investment in the Shares involves a high degree of risk.  You should consider carefully the risk factors beginning on page 5 of this prospectus before purchasing any of the Shares offered by this prospectus.

IDI Global, Inc., common stock is quoted on the OTC Bulletin Board and trades under the symbol "IDIB".   The last reported sale price of our common stock on the OTC Bulletin Board on November 17, 2005, was $0.22 per share. Nevertheless, the Selling Stockholders do not have to sell the Shares in transactions reported on the OTC Bulletin Board, and may offer their Shares through any type of public or private transactions.

____________________

The Securities and Exchange Commission and State Securities Regulators have not approved or disapproved the Shares, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Prospectus dated December ____, 2005

TABLE OF CONTENTS

Prospectus Summary

3

Risk Factors

5

Use of Proceeds

13

Market for Common Equity

14

Management's Discussion and Analysis

15

Description of Business

29

Property

40

Legal Proceedings

40

Management

41

Certain Related Transactions

43

Principal Stockholders

43

Description of Common Stock

44

Selling Stockholders

44

Plan of Distribution

49

Other Information

50

Interest of Named Experts and Counsel

50

Commission Position on Indemnification for Securities Act Liabilities

51

Additional Information

51

Changes In and Disagreements With Accountants

51

Financial Statements

F-1

PROSPECTUS SUMMARY

IDI Global, Inc.

462 East 800 North

Orem, Utah 84097

Telephone: (801) 224-4444

THE COMPANY

IDI Global, Inc. ("we" or the "Company"), is a holding company operating through its wholly owned subsidiaries, Internet Development, Inc, Chief Financial, Inc., IDI Small Business Inc., and Sports Media International, Inc.  Internet Development offers the tools to create a web site, including, a merchant account, web development services, and web hosting services, along with coaching and consulting services.  Internet Development offers an Internet/extranet platform for large and small businesses with a network of affiliates.  Chief Financial, Inc. was originally acquired to provide administrative support to our sales centers, as well as trending reports, sales tracking, lead generation and new lead source opportunities, etc.  Sports Media sells media promotion, advertising and marketing programs for virtually any size company that wants to expand their brand awareness through targeted sports marketing relationships.  IDI Small Business provides management and operational controls for three sales and marketing operations located in St. George, Orem and Salt Lake City, Utah.  IDI Small Business also provides small office and home office products and services through strategic partnering agreements, geared for specific businesses, including tax services, incorporations, electronic stock programs, professional recruiting services, real estate and wholesale sales, and sells add-on services and products for the small office and home office market.  The business of each subsidiary is described in more detail below.

SALES BY SELLING STOCKHOLDERS

We are registering the resale by three selling stockholders, SBI Advisors, LLC (“SBI Advisors”), SBI Brightline X LLC (“SBI Brightline”), and SBI USA LLC (“SBI USA,” and collectively with SBI Advisors and SBI Brightline, the “Selling Stockholders”), of up to 5,346,428 shares of common stock pursuant to transactions and agreements we have entered into with the Selling Stockholders, which are described in more detail in “Selling Stockholders - Transactions Related to the Selling Stockholders,” on page 37.  These Shares will be sold from time to time at the discretion of the Selling Stockholders.  See “Plan of Distribution” starting on page 42.

The following table lists the number of shares outstanding prior to the resale by the Selling Stockholders of any shares issued or issuable to them in connection with the offering; the number of shares issuable to SBI Brightline in connection with the offering; the number of shares issuable upon exercise of warrants by the Selling Stockholders, and the potential number of shares outstanding following the resale of shares issuable in connection with the offering.

Shares of common stock outstanding as of November 17, 2005

19,460,174

Shares of common stock potentially issuable

  3,428,570

upon exercise of the put right to SBI Brightline

Shares of common stock issuable upon

  1,917,858

conversion of warrants issued to the Selling Stockholders

Common stock outstanding after the offering

24,806,602 (1)

(1)  Assumes the full sale of the Shares by the Selling Stockholders.  Additionally, does not include 4,356,436 shares to be issued into escrow in connection with our acquisition of certain assets of Mentoring of America, discussed below in “Management’s Discussion and Analysis - Liquidity and Capital Resources - Financing.”

Term Credit Agreement

This prospectus registers the resale of up to 525,000 shares of our common stock by SBI Advisors, who became the holder of a warrant to purchase our common stock pursuant to a Term Credit Agreement dated December 24, 2004 (the “Credit Agreement”).  Under the Credit Agreement, Hong Kong Central Credit Union (the “Credit Union”) loaned us $1,750,000, at 2% interest per month.  Upon closing the loan, we issued to SBI Advisors, the advisor of the Credit Union, a warrant to purchase 525,000 shares of our common stock.  The warrants have an exercise price of $0.70 per share and are exercisable through the date which is a term of four years from the effective date of the registration statement covering the resale of the shares underlying the warrant.

Securities Purchase Agreement

Additionally, this prospectus registers the resale of up to 4,571,428 shares of our common stock by SBI Brightline who will become a stockholder pursuant to a Securities Purchase Agreement (the “Purchase Agreement”).  Under the Purchase Agreement we are allowed to “put” to SBI Brightline up to 3,428,570 shares of our common stock.

SBI Brightline agreed to purchase the common stock put to it in eighteen separate 200,000-share tranches priced at $0.70 per share, or $140,000 per tranche.  We may begin the puts at any time after the date on which this registration statement covering the resale of the shares is declared effective.  We agreed with SBI Brightline that we will not put the tranches to SBI Brightline unless the market price for our common stock is in excess of $0.70 per share at the time of a put.  SBI Brightline may reject a put if after the purchase it and its affiliates would own more than 9.8% of our outstanding common stock.

Under the Purchase Agreement, we are required to use all of the proceeds from the first and second tranche to repay the balance due under the Credit Agreement with the Credit Union.  After the second tranche, we are required to use half of the proceeds of each subsequent tranche to repay the Credit Agreement.  Also, we are required to use half of any proceeds from the exercise of warrants described below and granted in connection with the Purchase Agreement, to repay the balance due under the Credit Agreement.

In connection with the execution of the Purchase Agreement, we granted to SBI Brightline X LLC two warrants each to purchase 571,429 shares of our common stock at an exercise price of $0.70.  The first warrant is immediately exercisable and expires four years after the date the registration statement becomes effective which registers the resale of the shares underlying the warrant.  The second warrant is exercisable beginning on the date that is sixty days after earlier of (i) the sale of the ninth tranche of 200,000 shares under the Purchase Agreement or (ii) the date of termination of the Purchase Agreement, and ending four (4) years from the effective date of a registration statement covering the resale of the shares underlying the warrant.

SBI USA Letter Agreement

This prospectus also registers the resale of up to 250,000 shares of our common stock underlying a warrant granted to SBI USA on January 14, 2005.  We granted a warrant to purchase 250,000 shares to SBI USA in consideration for SBI Advisors and SBI Brightline’s not exercising their legal right to re-price shares to be issued in connection with the Credit Agreement and Purchase Agreement when we agreed to sell additional shares and warrants under an Asset Purchase Agreement, dated January 14, 2005, between IDI Global and IDI Small Business, on the one hand, and Mentoring of America, LLC and HG Marketing, Inc, on the other.

RISK FACTORS

The short- and long-term success of IDI Global is subject to certain risks, many of which are substantial in nature and outside the control of IDI Global.  You should consider carefully the following risk factors, in addition to other information contained herein.  All forward-looking statements contained herein are deemed by IDI Global to be covered by and to qualify for the safe harbor protection provided by Section 21E of the Private Securities Litigation Reform Act of 1995.   When used in this prospectus, words such as "believes," "expects," "intends," "plans," "anticipates," "estimates," and similar expressions are intended to identify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions.  You should understand that several factors govern whether any forward-looking statement contained herein will or can be achieved.  Any one of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including the strategies, plans and objectives relating to the products and the future economic performance of IDI Global and its subsidiaries discussed above.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of any such statement should not be regarded as a representation by IDI Global or any other person that the objectives or plans of IDI Global will be achieved.

Potential investors should carefully consider the following risk factors before deciding to buy our common stock.  Each investor should also consider the other information in this prospectus.  Investing in our common stock involves a high degree of risk, and you should not invest in our common stock unless you can afford to lose your entire investment.

RISKS RELATED TO THE OFFERING AND OUR STOCK PRICE

Holders of our common stock are subject to the risk of additional and substantial dilution to their interests as a result of the issuances of common stock in connection with the Purchase Agreement and exercise of the Warrants.

Under the Purchase Agreement, we may put up to a total of 3,428,570 shares of our common stock to SBI Brightline.  Additionally, assuming we are able to put all of the tranches under the Purchase Agreement, SBI Brightline has or will receive warrants to purchase up to an additional 1,142,858 shares of our common stock.  Also, SBI Advisors received warrants to purchase up to 525,000 shares of our common stock, and SBI USA received warrants to purchase up to 250,000 shares of our common stock.  If we put all of the tranches available under the Purchase Agreement, and the three Selling Shareholders exercise their warrants in full, there will be an aggregate of 5,346,428 new shares of our common stock issued and outstanding, which constitutes approximately 22% of the number of shares outstanding as of July 18, 2005.  As such, holders of our common stock may experience substantial dilution of their interests to the extent that we make puts under the Purchase Agreement or the Selling Stockholders exercise their warrants.

If we are unable to satisfy required conditions, we may not be able to put to SBI Brightline all of the shares of our common stock contemplated by the Purchase Agreement, which would result in our receiving less funding than provided for in the Purchase Agreement, and which could have a material adverse impact on our ability to develop and grow our business.

Under the terms of the Purchase Agreement, we must meet specific conditions before we can put tranches of our shares to SBI Brightline.  For us to be able to put the shares covered by the first nine tranches, our representations and warranties in the Purchase Agreement must have been true and correct as of December 1, 2004 (the “Agreement Date”), this registration statement must have been declared effective, and no material adverse change can have occurred since the Agreement Date.  For us to be able to put the shares covered by the remaining nine tranches, the conditions we must meet include: our representations and warranties made under the Purchase Agreement must be true as of the closing date for each put; this registration statement must still be effective; there must not have occurred any of a number of listed occurrences which would disrupt the U.S. securities markets or the trading in our common stock; we must have received clearance from applicable state securities agencies relating to the resales by the Selling Stockholders; and we cannot be in a blackout period, which is a period during which we are in possession of material information that has not been disclosed to the public.  If we are unable to meet these requirements in connection with any of the puts, we could be unable to make puts to SBI Brightline, and as such, would not receive the purchase price of the shares in the puts.  Lack of access to these funds could have a material adverse impact on our ability to operate and to develop and grow our business.

We may be unable to continue to make draws or put shares to SBI Brightline if the trading volume in our stock is not sufficient to allow SBI Brightline to sell the shares issued to it.

Despite our contractual right to make puts under the Purchase Agreement, we are also prohibited by the Purchase Agreement from putting shares of our common stock to SBI Brightline to the extent any put would cause SBI Brightline or its affiliates to own in excess of 9.8% of our then-outstanding common stock.  Because the volume of trading in our stock has been volatile, there can be no assurance that SBI Brightline will be able to sell a sufficient number of shares put to it to allow us to take full advantage of the puts provided for in the Purchase Agreement.

For example, as of July 18, 2005, we had approximately 19,500,000 shares of our common stock outstanding.  Nine and eight-tenths percent of 19,000,000 shares equals approximately 1,911,000 shares.  As of November 17, 2005, our average daily trading volume was approximately 32,000 shares traded per day.  Each tranche consists of 200,000 shares of our common stock.

If SBI Brightline is unable to sell all of the shares it receives in connection with puts under the Purchase Agreement, once the number of unsold shares retained by SBI Brightline reaches 9.8% of the then-outstanding shares of our common stock, we would be unable to make puts under the Purchase Agreement until SBI Brightline had sold additional shares into the market.  Alternatively, our waiting to make subsequent puts under the Purchase Agreement until SBI Brightline has sold all the shares it receives pursuant to draws will result in a delay in our access to the capital available under the Purchase Agreement.  These restrictions on our access to the capital available under the Purchase Agreement could have a material adverse effect on our operations.

We are required under the terms of the Purchase Agreement to use significant amounts of the proceeds available under the Purchase Agreement to repay the outstanding balance of the Credit Agreement, which results in a reduction in the amount of those proceeds available to us for other corporate purposes.

Under the terms of the Purchase Agreement, we are required to use all of the proceeds from the first and second tranche to repay the balance due under the Credit Agreement with the Credit Union.  After the second tranche, we are required to use half of the proceeds of each subsequent tranche to repay the Credit Agreement.  Also, we are required to use half of any proceeds from the exercise of warrants described below and granted in connection with the Purchase Agreement, to repay the balance due under the Credit Agreement.  These restrictions on our use of the proceeds under the Purchase Agreement could cause us to slow or delay our efforts to grow and develop our business.

Our issuances of shares under the Purchase Agreement and upon exercise of the Warrants likely will result in overall dilution to market value and relative voting power of previously issued common stock, which could result in substantial dilution to the value of shares held by shareholders prior to sales under this prospectus.

The issuance of common stock in connection with the puts under the Purchase Agreement and upon exercise of the Warrants will result in substantial dilution to the equity interests of holders of our common stock other than the Selling Stockholders.  Specifically, the issuance of a significant amount of additional common stock will result in a decrease of the relative voting control of our common stock issued and outstanding prior to the issuance of common stock in connection with the Purchase Agreement. Furthermore, public resales of our common stock by the Selling Stockholders following the issuance of common stock in connection with the Purchase Agreement or exercise of the Warrants likely will depress the prevailing market price of our common stock.  Even prior to the time of actual puts, exercises of Warrants, and public resales, the market "overhang" resulting from the mere existence of our obligation to honor such conversions or exercises could depress the market price of our common stock.

The restrictions on our ability to make the puts under the Purchase Agreement may have little if any effect on the adverse impact of our issuance of shares under the Purchase Agreement, and as such, SBI Brightline may sell a large number of shares, resulting in substantial dilution to the value of shares held by our existing shareholders.

We are prohibited from putting shares to SBI Brightline Investor under the Purchase Agreement if such put would result in that investor’s holding more than 9.8% of the then-outstanding common stock.  These restrictions, however, do not prevent SBI Brightline from selling shares of common stock received in connection with a put, and then receiving additional shares of common stock in connection with a subsequent put.  In this way, SBI Brightline could sell more than 9.8% of the outstanding common stock in a relatively short time frame while never holding more than 9.8% at one time.

The trading market for our common stock is limited, and investors who purchase shares from the Selling Stockholders may have difficulty selling their shares.

The public trading market for our common stock is limited.  Our common stock is listed for trading on the OTC Bulletin Board.  The OTCBB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than other markets.  Purchasers of our common stock therefore may have difficulty selling their shares should they desire to do so.

The Selling Stockholders may sell common stock at any price or time, which could result in a decrease in the market price of our common stock and a resulting decrease in the value of shares held by existing shareholders.

Upon effectiveness of this registration statement, the three Selling Stockholders may offer and sell the shares of common stock received in connection with the Purchase Agreement and exercise of the Warrants at a price and time determined by the Selling Stockholders.  The timing of sales and the price at which the shares are sold by the Selling Stockholders could have an adverse effect upon the public market for our common stock.  There is no independent or third-party underwriter involved in the offering of the shares held by or to be received by any of the Selling Stockholders, and there can be no guarantee that the disposition of those shares will be completed in a manner that is not disruptive to the market for our common stock.

It may be more difficult for us to raise funds in subsequent stock offerings as a result of the sales of our common stock by the Selling Stockholders in this offering.

As noted above, sales by the Selling Stockholders likely will result in substantial dilution to the holdings and interest of current and new shareholders.  Additionally, as noted above, the volume of shares sold by the Selling Stockholders could depress the market price of our stock.  These factors could make it more difficult for us to raise additional capital through subsequent offerings of our common stock, which could have a material adverse effect on our operations.

Our common stock is considered a penny stock.  Penny stocks are subject to special regulations, which may make them more difficult to trade on the open market.

Securities in the OTC market are generally more difficult to trade than those on the Nasdaq National Market, the Nasdaq SmallCap Market, or the major stock exchanges. In addition, accurate price quotations are also more difficult to obtain.  The trading market for our common stock is subject to special regulations governing the sale of penny stock.

A "penny stock" is defined by regulations of the Securities and Exchange Commission as an equity security with a market price of less than $5.00 per share. However, an equity security with a market price under $5.00 will not be considered a penny stock if it fits within any of the following exceptions:

•

the equity security is listed on Nasdaq or a national securities exchange;

•

the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least $5,000,000, or (b) average annual revenue of at least $6,000,000; or

•

the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least $2,000,000.

If you buy or sell a penny stock, these regulations require that you receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock would be subject to Rule 15g-9 of the Exchange Act, which relates to non-Nasdaq and non-exchange listed securities. Under this rule, broker-dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

Penny stock regulations will tend to reduce market liquidity of our common stock because they limit the broker-dealers' ability to trade and a purchaser's ability to sell the stock in the secondary market. The low price of our common stock will have a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock may also limit our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of many institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders will pay transaction costs that are a higher percentage of their total share value than they would if our share price were substantially higher.

We have not paid cash or stock dividends on our common stock, which may discourage potential investors from purchasing our shares.

Potential investors should not anticipate receiving dividends from our common stock. We intend to retain future earnings to finance our growth and development and do not plan to pay cash or stock dividends. Also, in our agreements with the Selling Stockholders, we have agreed not to issue a stock or cash dividend until the terms and conditions of the agreements with the Selling Stockholders have been satisfied. The lack of dividend potential may discourage potential investors from purchasing our common stock.

The price of our common stock is volatile, and an investor may not be able to resell our shares at or above the purchase price.

In recent years, the stock market in general, and the OTC Bulletin Board and the securities of small companies in particular, have experienced extreme price and trading volume fluctuations.  These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies.  These broad market fluctuations may materially adversely affect our stock price, regardless of operating results.

We have not paid cash or stock dividends on our common stock, which may discourage potential investors from purchasing our shares.

Potential investors should not anticipate receiving dividends from our common stock.  We intend to retain future earnings to finance our growth and development and do not plan to pay cash or stock dividends.  Also, in our agreements with the Selling Stockholders, we have agreed not to issue a stock or cash dividend until the terms and conditions of the agreements with the Selling Stockholders have been satisfied. The lack of dividend potential may discourage potential investors from purchasing our common stock.

RISKS RELATED TO OUR BUSINESS

We may need additional external capital and may be unable to raise it.

Our success will depend upon our ability to access equity capital markets as needed and borrow on terms that are financially advantageous to us.  However, we may not be able to obtain additional funds if necessary on acceptable terms.  If we fail to obtain funds on acceptable terms, then we might be forced to delay or abandon some or all of our business plans, or may not have sufficient working capital to develop products, finance acquisitions, or pursue business opportunities.  If we borrow funds, we could be forced to use a large portion of our cash reserves to repay principal and interest on those funds.  If we issue our securities for capital, the interests of investors and shareholders could be diluted.

We are subject to intense competition from large and small companies which limits our ability to obtain market share.

We face competition in the overall Internet software market, as well as in the web site development market.  We expect competition to persist, increase, and intensify in the future as the markets for our products and services continue to develop, and as additional competitors enter our market.  Our success in obtaining market share will depend upon our ability to build name brand recognition and to provide cost-effective, high-quality products and services to our customers.  We have developed our products to meet the needs of both small and large businesses in a targeted way, and we believe the generality of our competitors’ services may inadequately address our potential customers’ needs.  In addition, many of our current or potential competitors have broad distribution channels that they may use to bundle competing products directly to end-users or purchasers.  If these competitors were to bundle competing products for their customers, it could adversely affect our ability to obtain market share and may force our prices down.

We are dependent upon certain relationships with third parties, the loss of which may result in loss of customers.

We are dependent upon certain merchant and banking relationships, as well as strategic relationships with third parties, who provide payment processing to all our customers.  Failure of these financial institutions and third parties to continue to provide services in a satisfactory way to our customers could result in our loss of the business of the merchants to whom we sell products and services.  If these financial institutions and third parties do not continue to provide services to our customers, we may not be able to find other third party service providers.  In that scenario, our customers may terminate their agreements with us and move their business to our competitors, which could adversely affect our revenues and earnings.

Our sales may suffer if we lose certain referral sources.

We have historically relied on close to 90% of our customer referrals from outside sources.  With the acquisition of our subsidiaries in January 2004, we have begun trending toward reliance on our internal sources for close to 50% of our referrals. These external and internal referral sources have been cyclical in volume and quality over the past years.  There are typical lows in late spring and late fall.  While we do not believe that these sources are irreplaceable, the loss of these referral sources could have a material adverse effect on our revenues.  We are in the process of limiting our reliance upon outside sources for customer referrals; however, we anticipate that referrals will be generated by these sources for the foreseeable future.

Our research and development efforts could result in increased costs that could reduce our operating profit, a loss of revenue if promised new products are not delivered to our customers in a timely manner, or a loss of revenue and possible claims for damages if new products and services do not perform as anticipated.

The electronic commerce, web hosting and merchant processing markets in which we compete are characterized by technological change, new product introductions, evolving industry standards and changing customer needs.  In order to remain competitive, we may be required to engage in a number of research and development projects, which carry the risks associated with any research and development effort, including cost overruns, delays in delivery and performance problems.  In our core Internet-based services, these risks are even more acute.  These projects could result in increased research and development costs in excess of historical levels, as well as the loss of revenues, or we could lose customers if the new products and services do not perform as intended or are not acceptable in the marketplace.

Any delay in the delivery of new products or services could render them less desirable by our customers, or possibly even obsolete.  In addition, the products and services we deliver to the small business market are designed to process critical transactions, including key reports and other information associated with those transactions, all at very high volumes and processing speeds.  Any performance problems that arise with a new product or service could result in significant processing or reporting errors.

If competitive practices prevent our ability to pass along all increased merchant fees to our customers in the future, we would have to absorb all or a portion of these increases, thereby increasing our operating costs and reducing our profit margin.

From time to time VISA and MasterCard increase the fees that they charge processors.  We may attempt to pass these increases along to our merchant customers, but this could result in the loss of those customers to our competitors who do not pass along the increases.  Our revenues from merchant account processing are dependant upon our continued merchant relationships, which are highly sensitive and can be canceled if customer charge-backs escalate and generate concern - even if we have held back sufficient funds in reserve accounts to cover these charge-backs.  Cancellation by our merchant providers would most likely result in the loss of new customers and lead to a reduction in our revenues.

We rely on co-marketing alliances to generate clients, end-users, and revenue, and these agreements could hinder us from directly contacting potential clients in certain industries.

We have key co-marketing arrangements with strategic partners in order to use their industry and marketing expertise.  Some of these arrangements may provide or allow co-marketing partners some exclusive rights to co-market our services in a particular industry, which will limit our right to contact potential clients in that industry.  Also, if a co-marketing relationship is terminated, we may be unable to replace that relationship with other alliances that have comparable customer bases and user demographics.  This limitation may affect our revenues because we expect that revenues generated from the sale of our products and services through these strategic co-marketing arrangements will account for a significant portion of our revenues for the foreseeable future.  However, there can be no assurance that these arrangements will be successful in generating meaningful revenue.

We may experience software defects which may damage customer relations.

Despite rigorous testing, our software may nevertheless contain undetected bugs, errors or experience failures when introduced, or when the volume of services provided to end users increases substantially.  Any material errors could damage the reputation of our service or software, as well as damage our customer relations.  We have detected errors, defects, and bugs in the past and have corrected them as quickly as possible.  Correcting any defects or bugs we may discover in the future could require us to make significant expenditures of capital and other resources.  We believe that we follow industry-standard practices relating to the identification and resolution of errors, defects, or bugs encountered in the development of new software and in the enhancement of existing features in our products.  As of this date, we have not experienced any material adverse effect by reason of an error, defect, or bug.

We may experience breakdowns in our hosting services, infrastructure, or payment processing systems, which may expose us to liabilities and cause customers to abandon our products and services.

We would be unable to deliver our payment processing services or hosting services if our system infrastructures break down or are otherwise interrupted.  Events that could cause system interruptions include, but are not limited to, the following:

o

fire,

o

earthquake,

o

power loss,

o

terrorist attacks,

o

telecommunications failure,

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unauthorized entry or other events.

Although we regularly back up data from operations, and take other measures to protect against loss of data, there is still always some inherent risk of these losses.

Despite the security measures we maintain, our infrastructure may be vulnerable to computer viruses, hackers, rouge employees or similar sources of disruption.  Any problem of this nature could result in significant liability to customers or financial institutions and also may deter potential customers from using our services.  We attempt to limit this sort of liability through back-up systems, contractual provisions, insurance coverage, and other security measures.  However, we cannot assure that these contractual limitations on liability would be enforceable, or that our insurance coverage would be adequate to cover any liabilities we might sustain.

Also, a breach of our e-commerce security measures could reduce demand for our services.  The e-commerce industry is intensely focused on the need for Internet security, particularly with respect to the transmission and storage of confidential personal and financial data.  Any compromise or elimination of our security could erode customer confidence in our systems, and could result in decreased demand for our services, as well as possible litigation.

We depend upon our proprietary rights, none of which can be completely safeguarded against infringement.

We rely upon trade secrets with respect to our source code and functionalities and other non-patented proprietary information in our product development activities.  We seek to protect trade secrets and proprietary knowledge in part through confidentiality agreements with our employees, resellers, and collaborators.  These agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of this information.

In addition, if employees or collaborators develop products independently that may be applicable to our products under development, then disputes may arise about ownership of proprietary rights to those products or services.  Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights.  It would be impossible to predict whether litigation might be successful.

IDISB’s marketing approach is subject to federal regulations, which, if changed, could restrict or eliminate its operations.

The Federal Trade Commission and Federal Communications Commission establish direct marketing regulations which govern how direct marketing companies perform their marketing activities.  Promotion and advertising groups that supply customer information to IDI Small Business are required to comply with SPAM legislation.  IDI Small Business relies, in part, on companies that provide and generate qualified sales leads, and many of these companies are subject to SPAM legislation.  In the event that a company that provides sales leads to our subsidiaries violates the SPAM legislation, our subsidiaries likely would have to find another source of leads to replace those lost.

In addition, Cardholder Information Security Policy requirements, which went into effect March 1, 2005, add complexity and cost to the merchant account process.  These requirements are measures designed to provide greater security to credit card holders.  Major credit card companies and regulatory and legislative bodies imposed these measures to protect and safeguard confidential cardholder information contained in databases such as those maintained by IDI Small Business.  Further regulation in this area could cause processing delays or disruptions that could be damaging to our business.  Alternatively, additional regulations could further restrict our operations, effectively curtailing or eliminating the marketing approach of these subsidiaries.

The loss of any one contract for Sports Media could adversely affect revenues because sales cycles are long and each contract is significant.

Each Sports Media contract represents a significant portion of Sports Media’s revenue and earnings, but the number of contracts serviced each year is small.  Once an agreement is finalized, there are minimal risks of the agreements being rescinded.  However, the sales cycle is long and replacement of revenue from a failed agreement requires a significant amount of time.  The loss of any Sports Medic contract could have a material adverse impact on our business.

Attrition within our contact center may reduce our productivity and profitability.

Attrition of key sales floor managers and leaders can quickly reduce the productivity of a contact center.  Significant time would be needed to reorganize the sales floor for new leadership and expectations.  While we did not experience unusually high levels of attrition in 2004, attrition at high levels in the future is a serious threat to long-term stability of our operations.

We depend on key employees who may leave at any time.

Our business, and specifically that of Sports Media, is dependent upon relationships that our key employees have formed. We have not entered into any contracts with these employees and they may leave us at anytime.  Also, if the key employee's important relationships with production firms and advertisers do degrade or changes occur in associations, then our revenues will be adversely affected.

Economic downturns may lead to a reduction in the marketing activities of our clients, which could result in decreased revenues.

As economic downturns begin, marketing dollars are often the first budgets to be cut.  Despite informal agreements and strong relationship-based opportunities, when marketing dollars are reduced, then marketing budgets are curtailed.  Because such a large part of our business is based on marketing, any reduction in the marketing budgets of our customers or clients could have a material adverse impact on our business.

RISKS RELATED TO OUR INDUSTRY

Our industry is characterized by technological change, and for us to remain competitive, we must rely on research and development projects which could increase costs and which could be unsuccessful.

The e-commerce, web hosting, and merchant processing markets in which we compete are characterized by technological change, new product introductions, evolving industry standards, and changing customer needs.   To remain competitive, we may be required to engage in a number of research and development projects, which carry the risks associated with any research and development effort, including cost overruns, delays in delivery, and performance problems. In our core Internet-based services, these risks are even more acute.  These projects could result in increased research and development costs in excess of historical levels and the loss of revenues, or we could lose customers if our new products and services do not perform as intended or are not acceptable in the marketplace.

Any delay in the delivery of new products or services could render our products and services less desirable to our customers, or possibly even obsolete. In addition, the products and services we deliver to the small business market are designed to process critical transactions, including key reports and other information associated with those transactions, all at very high volumes and processing speeds. Any performance problems that arise with a new product or service could result in significant processing or reporting errors and the loss of customers.

If competitive practices prevent our passing along increased fees to our merchant customers in the future, we would have to absorb a portion of these increases which would increase our operating costs and reduce our profit margin.

From time to time, VISA and MasterCard increase the fees that they charge processors.  If this occurs, we may attempt to pass these fee increases along to our merchant customers, but doing so could result in the loss of those customers to our competitors who do not pass along the increases.  Our revenues from merchant account processing are dependent upon our continued merchant relationships, which are highly sensitive and can be canceled if customer charge-backs escalate and generate concern over whether we have held back sufficient funds in reserve accounts to cover these charge-backs.  Cancellation by our merchant providers most likely would result in the loss of new customers and lead to a reduction in our revenues.

There may be additional unknown risks which could have a negative effect on us and our business.

The risks and uncertainties described in this section are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  If any of the foregoing risks actually occur, our business, financial condition, or results of operations could be materially adversely affected.  In such case, the trading price of our common stock could decline.

USE OF PROCEEDS

We are registering the shares for the benefit of the Selling Stockholders, and the Selling Stockholders will receive all of the proceeds from the sales.  We will not receive any proceeds from sales under this prospectus or the registration statement of which it is a part.  However, we expect to receive cash proceeds from any “puts” under the Purchase Agreement with SBI Brightline and we expect to receive proceeds for the exercise of warrants granted to the Selling Stockholders under the agreements.  We intend to use the proceeds from the puts and exercises of the warrants as follows:

As noted below in the sections entitled “Recent Developments” and “Transactions Involving the Selling Stockholders,” we are required to use 100% of the proceeds we receive from the first and second tranches of shares put to SBI Brightline to repay the Credit Agreement.  Additionally, we are required to use 50% of the proceeds we receive from each tranche after the second tranche of shares put to SBI Brightline to repay the Credit Agreement.  Presently, we intend to use 100% of the proceeds of puts of tranches of shares to repay the Credit Agreement.  If we do so, there will be no remaining proceeds to use in the development of our business.

Additionally, we are required to use 50% of any proceeds we receive upon exercise of the warrants by SBI Brightline to repay the Credit Agreement.   However, the Warrants issued to SBI Brightline include the possibility of “cashless” exercises, by which SBI Brightline may exercise the warrant, receive fewer shares that the number of warrants actually exercised, and we would not receive any cash proceeds of those exercises.

Through October 31, 2005, we had paid accrued interest of $350,000 on the Credit Agreement.  As of November 8, 2005, the amount owing on the Credit Agreement, including accrued interest and fees associated therewith, was $1,750,000.  Additionally, during 2005, we paid a renewal fee of $87,000.

In connection with each put of shares to SBI Brightline, we are required to pay to SBI USA an advisory fee of 10% of the first $1,750,000 received in connection with tranches of shares (constituting approximately the first twelve and a half tranches), and a fee of 5% of the amounts received in connection with puts of the remaining tranches.  These fees will be paid from the proceeds of the tranches.

We will pay the costs of this offering with the exception of the costs incurred by the Selling Stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares.

MARKET FOR COMMON EQUITY

MARKET INFORMATION

Our shares of common stock are traded on the OTC Bulletin Board under the symbol “IDIB.”  The following table lists the range of the quarterly high and low bid prices of our common stock in the over-the-counter market for each quarter for the two most recent fiscal years.  The high and low bid prices were reported by the OTC Bulletin Board Historical Data Service. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-downs or commissions, and may not necessarily represent actual transactions.

	2005		2004		2003
Quarter Ended	High	Low	High	Low	High	Low

March 31	$0.66	$0.37	$2.23	$1.25	$0.45	$0.20
June 30	0.53	0.30	2.16	1.30	1.47	0.17
September 30	0.40	0.21	1.54	0.57	2.09	1.15
December 31			0.86	0.41	1.91	1.35

Our common shares are subject to Section 15(g) and Rule 15g-9 of the Securities and Exchange Act of 1934 (the “Exchange Act”), commonly referred to as the “penny stock” rule.  That rule defines penny stocks to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  The rule provides that any equity security is considered to be a penny stock unless that security is:

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registered and traded on a national securities exchange meeting specified criteria set by the SEC;

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authorized for quotation from the NASDAQ stock market;

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issued by a registered investment company; or

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excluded from the definition on the basis of share price or the issuer’s net tangible assets.

These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.  The rules require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to make a special suitability determination about the purchaser before for the purchase of the security.  Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse, and certain institutional investors.  The rules require the broker-dealer to receive the purchaser’s written consent to the transaction prior to the purchase and require the broker-dealer to deliver a risk disclosure document relating to the penny stock prior to the first transaction.  A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security.  Finally, monthly statements must be sent to purchasers disclosing recent price information for the penny stocks.

HOLDERS

As of November 8, 2005, we had 19,460,174 shares of our common stock outstanding, held by approximately 111 stockholders of record, which does not include “street accounts” of securities brokers.

DIVIDENDS

We have not paid cash or stock dividends and have no present plan to pay any dividends.  Additionally, payment of any cash dividends on our common stock is unlikely.  Instead, we intend to retain any earnings to finance the operation and expansion of our business.  Also, if we declare or pay a dividend to our shareholders without the approval of SBI Brightline, SBI Brightline has the option to terminate the Purchase Agreement.  The Purchase Agreement is discussed in more detail in “Transactions Related to the Selling Stockholders” starting on page 37.

MANAGEMENT’S DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

IDI Global is a holding company with four wholly owned subsidiaries: Internet Development, Inc. (“Internet Development”); Chief Financial, Inc. (“Chief Financial”); Sports Media International, Inc. (“Sports Media”); and IDI Small Business, Inc. (IDISB).

Internet Development is an Internet application service provider offering web solutions and related business packages to companies and individuals in North America as well as globally.  Internet Development designs, develops and markets software applications for large organizations and small businesses to exploit the full capabilities of the Internet, including communications, marketing, information management, and e-commerce.  Its flagship products include ARRAY® and Quicksite Builder.  The ARRAY® technology enables large and small organizations to deploy, integrate and interact with a network of e-commerce enabled affiliate web sites, while maintaining a consistent, unified brand image for the organization as a whole.  In short, ARRAY® allows a company to provide a very high level of functionality and online business features to its representatives, while maintaining communication with the organization and control of the corporate image.  ARRAY® features include corporate administrative control, custom design options for the individual user, E-commerce and shopping cart capability, marketing tools, contact center (email, calendar, to-do list, and address book), online presentation manager, point and click website editor, message boards, and other business management features.  The Quicksite Builder allows a small business or individual user to quickly, and without programming knowledge, build a functional, e-commerce enabled website.  Its features include auto-responders, advanced shopping cart utility, banners and email showcases, search engine marketing tools, domain name setup, detailed site traffic statistics, secure online ordering and transaction processing, and backend order tracking.

Array generates revenue primarily from hosting arrangements, but could also be considered to generate revenue from sale of software, and product sales depending on how it is described.

Sales of the Array software and related services generate revenue in three ways.  First, custom development of the software by IDI programmers and designers, in order to fit the exact needs of a client, is bid on a per project basis, and payment is received in one-time fees for that work.  Second, the implementation of a particular Array software solution for a specific client is done within a hosting arrangement, where the end user or individual subscriber to the software pays a monthly fee, which is processed and collected by IDI in most cases; and IDI hosts the application and supports the software ongoing.  Third, some larger companies with thousands of representatives choose to license the software and pay IDI an annual license fee that is not tied as closely to the number of individual subscribers, and may or may not be hosted by IDI.  In this scenario, IDI does not process and collect end user payments; we simply invoice the corporate entity for the annual license due.  To date, IDI has never sold the software outright, in which the client purchases the software fully and owns the code - being responsible to maintain and support the application themselves.

In the second scenario above, which is most common, IDI normally remits a portion of the collected revenues back to the corporate entity according to contractual agreements, as long as a minimum amount due each month to IDI has been met and satisfied.

Most Array contracts are established with the corporate entity on a term of 1-2 years, with a variety of performance measurements in place for IDI's software and services, such as 99.7% up-time for the subscriber websites.  Individual subscribers agree to certain terms & conditions and may cancel at any time prior to the next anniversary date in which their next payment will be processed.  Most contracts with the corporate entity auto-renew at the end of the initial term in one-year increments, requiring 60 or 90 days' notice to terminate by either party.  Payments due to IDI by the corporate entity are given net 20 terms with a 1.5% late fee.

Within the Small Office/Home Office (SOHO) division, we enter into agreements for qualified leads of clients and potential clients who have shown a propensity for the products and services that IDI provides. We also generate our own leads. A lead is a qualified prospect seeking educational support in Real Estate Investing Education, Internet Technology, and Electronic Commerce Education (e.g., eBay or Web Site Business Integration), Stock Trading Education, and Professional Recruiting Strategies.

At times, IDI pays for custom development of products and services that better respond to the needs of these “opt-in” and highly qualified prospects. These joint-venture relationships, licensing agreements, and sometimes temporary outsourced solutions involve products and services related to educational support for these training fields, training specific products, marketing, and occasionally technology products.

During the initial contact with these prospects, before they have officially become an IDI client, all of the products that are sold are delivered via shipped collateral, downloads available in real-time, or at the point-of-sale at a live, on-site seminar. These products are immediately received and all performance obligations to the clients have been met with the exception of a product review period, which at the minimum is three days from receipt of the product to an occasional 30-day window.

Our performance obligations to our telesales clients are to deliver via shipping printed or packaged collateral precisely what has been outlined in their purchase agreement. Each order includes a detailed copy of the purchase agreement for written notification and clarification. In addition to the shipped products, we provide the exact training and/or seminar sessions that assist the client in providing the proper infrastructure for further development of successful strategies and greater product integration into those strategies.

At the point that a client agrees to purchase a telesales package, he/she is then transferred to a compliance specialist. This is an administrative office and function that independently maintains the integrity of our sales processes and records detailed and specific information related to the client’s understanding and commitment to the program he/she purchased. In return, the client also gives his/her acceptance to the terms and conditions of the purchase agreement. The compliance call is scripted and recorded. The client is also told by the compliance specialist that the call is being recorded.

The compliance call also ensures that the client has not been promised anything other than trainings and materials to be delivered within a set or specific time period. The call also ensures that no earnings claims have been presented. The client must also understand and accept the charges, verification of charge card and billing information, the finality of all sales, and the recognition that there are no refunds or money back guarantees after the specified grace period.

Within two business days, the client is charged, and the sale is considered complete. In some instances, the client pays by check, in which case, the sale is considered complete upon receipt of the check. Within three business days of a completed sale, a client is shipped any physical product purchased (software or certificates), and they are called by our coaching and training department to schedule any training sessions purchased.

The customer answers questions regarding the professionalism of our sales staff to ensure that high-pressure tactics played no role in the decision making process. We also establish the necessary customer service and client retention personnel who are specifically assigned to that client for issues, support, and clarification.

Our product base that is offered to our clients changes each month and we identify new product strategies that are a better customized fit for our client. The general model that we follow for product development is as follows:

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Identify an outsource product that presents a recognizable advantage and solution over our current product offering.

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Integrate a short-term testing and product integration strategy for that product and track the net success via client feedback and sales growth.

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Follow our standard migration strategy that delivers successful outsourced products and joint-venture products to an IDI acquisition, licensing, or development agreement.

Our products currently offered and under our development model by IDI and its subsidiaries, Hire Solutions, Chuck Mullaney and Pajama Executive, and Real Estate Trends, and other lead relationship programs are as follows:

Seminar Trainings and Mentoring

We offer live training sessions that educate students on the strategies they have selected in the general business directions outlined above. These trainings are sometimes available on the web, in teleconferences, live trainings, or seminars, and we give follow up mentoring sessions and proactive customer service calls to our clients that are generally one-on-one and client-specific.

We warrantee this portion of our product offering with service commitments to our clients that ensure our continued ongoing support for students in the program if they are fulfilling the assignments set forth through these training vehicles. Any continued obligation to students under these circumstances does not affect revenue or expense recognition since the obligations are fulfilled by standard IDI employees whose salaries or wages are already accounted for and expensed.

Web-Based Products, Software, and Tools

The web-based products, software, and tools offered to our clients complement our services and offer a very fluid component. Because of our presence as a leading provider of software and applications to companies like Tupperware, Avon, Shasta, and more, we are often directly approached by companies or individuals that would like us to test and/or integrate their products into our SOHO channels.

As outlined above, we have a defined process for reviewing, testing, and integrating products or services into our various channels.

Currently we offer the following as IDI products that have been reviewed, tested, and strategically integrated into short and long-term SOHO channels:  Search Engine Optimization, Traffic, and Advertising Tools and Products. These products are specifically designed to assist clients in generating exposure for their web-based businesses. Some of these products offer guaranteed percentages or numbers of visitors to a client’s web sites, and our performance obligation continues until a defined percentage or number of visitors has been reached.

eBay Research Software and Tools

Our subsidiary IDI Small Business, Inc. has developed eBay and web-specific tools that are provided via CD-ROM that allow clients to extensively research online auctions, products, and other web products to determine pricing and marketing trends.

A standard tool offered for web-business automation is an auto-responder tool. These tools integrate with web sites, web builders, and other web-based software to collect by request a customer’s information in exchange for a free drawing, subscription to an email, or a newsletter.

VIP Members Only Support Access Forum

We have available a web-based support forum that allows clients immediate and continued access to our highest level expert help. We also post all of our live trainings, which are recorded, to this forum for repeated and unfettered access to students who are enrolled in the program. All of our on-demand training tools that we ship are also available through this web-portal so that system compatibility and mail delivery problems are completely mitigated.

Audio Training Courses, DVDs Training Supplements

Training sessions or other audio recordings are available to students on CD-Rom for strategic reinforcement of the core business and marketing ideas that fuel all our programs. Often these audio or DVD trainings are bundled and shipped as a group (e.g.,  three eBay training DVDs are shipped as the initial part of every eBay package that we sell, but those three DVDs are not available separately from the bundled package).

Business incorporation packages and tax strategies for new and/or small businesses are also available to our clients. These products are always represented and sold as a separate strategic partnership to IDI because this area of expertise is outside of IDI’s core business model. We have no plans to incorporate these products directly into our base offering, but we maintain a management agreement with the companies that provide these services to ensure that the products remain consistent with our SOHO channels and their client expectations.

Printed Materials and Training Manuals

In addition to web-based training, support tools, and software applications, we offer students comprehensive printed collateral that corresponds to their particular educational choices.  Our on-staff editor and ghost writer enables us to quickly create or edit printed solutions for IDI clients. We partner with experts and then undertake IDI-funded and controlled development projects to fill any gaps in print work or course material that is offered by IDI or its partners. Our programs generally include multi-binder training guides or coaching manuals that serve as a support mechanism to the live trainings, as well as a curriculum guide for the overall direction of the program. Effectively, these print solutions are a comprehensive syllabus with very detailed information and strategies that outline and define the courses.

During this quarter, IDI has strengthened its relationships with several of the largest Internet media buyers in the country. By improving our ability to create Internet-generated leads, we will have better and more consistent lead sources. As a result, this consistent flow of leads will provide the company with higher profit margins than the company has experienced in previous quarters. Leveraging the ability to create leads has enabled the Company to secure partnerships with several of the top seminar speakers in the Real Estate industry.

IDI Small Business (IDISB) was incorporated in January 2005 as IDI Global’s wholly owned subsidiary.  It was established to house and manage specific divisions of our direct marketing operations located in St. George, Utah. IDISB acquired the assets of HG Marketing and then combined the assets with Professional Consulting Services (PCS), in Saint George, Utah. The express purpose for this combination is to reduce cost of sales and dramatically increase profitability.  HG Marketing owned the rights to one of the best “lead sources” in the small office / home office sector.  These highly qualified leads significantly increase sales, and reduce the Company’s cost of acquiring leads from other sources.

In October 2003, we diversified our revenue sources with the acquisition of Integrated Communication Systems, which became Sports Media, Inc.  Sports Media, Inc. (SMI) operates as a sports advertising, media and marketing company.  It is primarily engaged in the business of selling sports-related promotional programs, advertising, and marketing initiatives to large corporate clients.  One of SMI’s primary vehicles for offering sports-related packages is a preferred partnership agreement with ESPN Radio Sports Marketing and ABC Radio Sales.  The purpose of the preferred partnership agreement is to combine the efforts of these three companies in order to leverage sports marketing brands, media, and promotional value for client campaigns.  SMI was acquired to provide entry of IDI’s Internet Service Products through reward-based affinity marketing to targeted athletic teams and an affinity driven fan base.

Between 2003 and 2005, we expanded our business through strategic partnerships, acquisitions and internal build-out of sales and marketing centers.  We continue to focus on strategic alliances and efficiencies of our lead sources and sales centers in order to increase our margins and profitability.  In addition, Internet Development’s Array Express program, which was implemented as a new development and financial model for the ARRAY® software, continues to be received well.  This model allows for small and mid-size companies to more easily take advantage of the tremendous value of the ARRAY® technology by making it more affordable, while still securing significant residual revenues for IDI but requiring less demanding and time-consuming development for each new client.  Because management anticipates that this model will alleviate the cost barriers for some potential clients, while also streamlining the resource requirement for IDI, the program creates a win-win scenario and will make the ARRAY® product a more appealing solution to all direct sales companies, small as well as large.  IDI has recently added to its Array® offering an annual license arrangement for larger companies that makes the software and program extremely appealing for organizations with thousands of representatives.  Management believes that these various models for the Array technology will enable the company to better meet the needs of all companies within the direct sales industry.

In early 2004, the acquisition of Chief Financial, Inc., helped to expand the distribution of IDI Global's products and offerings to the Small Office/Home Office (“SOHO”) market.  We reinvested our positive cash flow in the first half of 2004, in a new center in Salt Lake City, Utah, and into growing an additional sales operation in Orem, Utah, both of which increased our revenues and targeted marketing activities.  Nearly all of our active sales centers have been consolidated into our subsidiary IDI Small Business, a Utah corporation.

At the end of 2004, we converted $1.3 million in debt into shares of our common stock.  The conversion provided us with a twelve-month option, at our discretion, to repurchase the shares at $.53 cents a share.  In December 2004, we obtained additional financing to fund an asset purchase of HG Marketing, which will further expand our sales and marketing operations in St. George, Utah.

For the quarter ended September 30, 2005, we recorded total revenue on a consolidated basis of $4,837,100, compared to total revenue of $6,841,288 for 2004.  We recorded net income of $196,298 for the third quarter 2005 compared to net income of ($379,415) for the third quarter 2004.  The decreased revenue for the quarter ending September 30, 2005 was due to a reduction in high-gross revenue / small-net income programs and clients that has had a positive impact on net earnings and profitability.  The result has been a substantial increase in net income of $202,063 for the nine-month period ended September 30, 2004 to $534,640 for the nine-month period ended September 30, 2005.

During 2004, Internet Development also introduced innovative programs that provided multiple revenue streams from our marketing efforts in our expanded sales centers.  Introduction of new business partnerships and more profitable product offerings to our SOHO customers are creating long-term benefit to increase sales revenue through residual monthly payments, which will enable consistent growth of our recurring revenue stream.  These innovations and partnerships have allowed the Salt Lake City, Saint George and Orem, Utah, facilities to grow more rapidly and become self-sustaining and profitable.  In the fourth quarter of 2004, we made significant investments in Chief Financial and Professional Consulting to help streamline their operations and further increase long-term profitability.

During 2004, IDI Global expended a large amount of cash to create new “lead source” relationships, in an effort to reduce product costs.  It was necessary for the Company to negotiate a short-term increase in lead costs in order to prove our capabilities and secure long-term agreements with very favorable returns for the Company.  The third and fourth quarters of 2004 were negatively impacted by the short-term increase in cost.  The first quarter of 2005 showed the value of securing these partner agreements and net profits are growing as a result of these transactions.  This trend has continued during second and third quarters of 2005, relative to 2004.

As in 2004, the general economy in 2005 was sluggish, with unemployment relatively high.  This economic situation has positively impacted our business because, generally, when the economy suffers and unemployment is relatively high, individuals turn to small office and home office opportunities to replace or augment income.  However, the sluggish economy also reduced available marketing dollars and adversely affected Sports Media.  Additional challenges include increased competition within the direct sales industry for new clients as well as retaining our current clients.  The competition comes both from other external vendors like IDI, as well as from companies determining to fulfill their web site needs internally and not use outside providers.  These two trends combine to produce an increasingly competitive and challenging environment for our ARRAY product within the direct sales arena.  Also, the demands on our resources to continue to fulfill orders and service current and new clients may be significant if sales increase.

IDI Small Business, a wholly owned subsidiary of IDI Global, Inc. entered into an agreement to purchase the assets of Hire Solutions, LLC (“Hire”), a business that provides training and other services regarding job placement opportunities and transactions.  IDI Small Business, Inc. purchased all of the assets utilized in the operation of the Business, and obtained all rights and interests required to assume control and operation of the Business.  IDI Small Business, Inc also executed an employment agreement with the owner and founder of Hire Solutions, LLC for the continued executive leadership and development of the assets purchased in the above mentioned transaction.  The purchase price was 294,118 shares of IDI Global, Inc. stock. The Company also granted to Hire a put, in connection with which Hire could put the shares back to the Company in exchange for the purchase price to be paid in cash.  Pursuant to the Asset Purchase Agreement, if Hire exercises its put, the Company is not required to pay the purchase price in cash until the sales channel purchased has generated net income of at least $100,000.  On October 18, 2005, Hire exercised the put.  However, because as of the date of this report the sale channel had not yet generated at least $100,000 in net income, the Company was not yet required to pay the purchase price in cash.

Management may investigate additional acquisitions in order to acquire new technology.  We cannot predict the manner in which we may complete future acquisitions, but Management will determine the method used based upon our thorough review of the opportunity and situation, relative to our negotiating strength.  Possible methods may include, but are not limited to, leases, purchase and sales agreements, licenses, joint ventures, asset purchase, and other contractual arrangements.  We may act directly or indirectly through an interest in a partnership, corporation, or other form of organization.  We may also choose to acquire a business opportunity through the issuance of common stock or other securities, if it makes economic sense.

LIQUIDITY AND CAPITAL RESOURCES

We are currently able to support our recurring day-to-day cash operating expenses with recurring cash inflows and existing cash balances.  However, we are unable to satisfy our total current liabilities with cash on hand.  Also, we are dependent on the efforts of our subsidiaries and other third parties to increase sales and, thus, increase our cash balances.

Our revenues are primarily from product sales, Internet applications, and website hosting and training services.  Our monthly cash outflow is mostly related to cost of sales (product cost) and general and administrative expenses.  Net cash provided by operations for the 2005 nine-month period was $795,017 compared to net cash by operating activities of $1,043,474 for the 2004 nine-month period.  The decrease in net cash provided by operations was mainly caused by an increase in lead cost, legal fees, cost for financing, and a decrease in accrual payroll and taxes.

Net cash used by investing activities was $1,896,741 for the 2005 nine-month period compared to $543,245 for the 2004 nine-month period.  The 2005 nine-month period investing activities included an Asset Purchase Agreement with Mentoring of America, a Utah limited liability company, and HG Marketing, Inc., a Nevada corporation.  Pursuant to the agreement, IDI Small Business acquired the sales and marketing assets of HG Marketing.  IDI Small Business assumed certain liabilities of the sales and marketing operation, and paid $1,800,000 in cash.  An operating agreement with Mentoring of America provides for monthly net income of $150,000 for the next 24 months.  Approximately 4.3 million shares have been escrowed as compensation under the agreement.  Shares are released from the escrow based on successful delivery of the required monthly operating cash, per the terms of our operating agreement.

During 2003, we took steps to reduce our monthly burn rate and to become cash flow positive, but we believe we may need an additional $1 million in the next twelve months to continue to keep up with technological improvements and further our business development strategies.  We operate in a competitive industry in which large amounts of capital are required in order to continually develop and promote products.  We believe we will need to continue to raise additional capital, both internally and externally, in order to successfully compete in the long term.

Net cash used by investing activities was $(1,171,270) for year ended December 31, 2003, compared to $(541,413) for the year ended December 31, 2004.  Our investing activities in 2004 included payments of notes receivable, payment for the acquisition of Chief Financial, advances to New Connexions, a related party, and the purchase of software and equipment.

In January 2003, we sold the marketing rights for a business marketing model valued at $151,200 to New Connexions, Inc. for a 10% ownership interest in that company.  During 2003, we agreed to fund the development of New Connexions' business and we initially advanced funds of $953,038 to New Connexions for this development.  The advanced funds were converted to a promissory note with a term of five years and an interest rate of (6%) six percent, and were secured by five hundred thousand shares of IDI Global common stock.  We received revenues from sources developed by New Connexions, but have not received any payments on the advance.  We also have an option to purchase the remaining 90% interest in New Connexions.

For 2003, net cash used by investing activities was $1,171,270 compared to $41,800 for 2002.  Investing activities in 2003 were primarily advances to New Connexions and the 2002 investments were primarily related to the purchase of software and equipment.

Financing

Our sources of financing include loans and sales of common stock.  Net cash provided by financing activities was $160,869 for the 2005 nine-month period compared to net cash provided by financing activities of $168,475 for the 2004 nine-month period.  Proceeds from notes payable and stock issuances were the sources of the financing activities for the 2005 and the 2004 nine-month periods.  We used the proceeds from our financing activities to complete the asset purchase of HG Marketing.

On December 24, 2004, we entered into a Term Credit Agreement (the Credit Agreement) with Hong Kong League Central Credit Union and SBI Advisors, LLC (SBI Advisors).  Under this Credit Agreement, we received a loan in the principal amount of $1,750,000 and will pay interest of 2.0% per month.  The loan was payable in full by June 24, 2005, or if we elected to extend the term of repayment, by December 23, 2005.  We elected to extend the Credit Agreement until December 23, 2005.  In connection with the Credit Agreement, we entered into a Securities Purchase Agreement (the Purchase Agreement) with SBI Brightline X LLC (SBI Brightline).  Under the Purchase Agreement, we may sell up to 3,428,570 shares of IDI Global common stock at $0.70 per share to SBI Brightline.  We may put eighteen separate 200,000-share tranches to SBI Brightline, which it must purchase at $140,000 each. We agreed with SBI Brightline that we will not put the tranches to SBI Brightline unless the market price for our common stock is in excess of $0.70 per share at the time of a put.  The potential proceeds to us from this Purchase Agreement could be as much as $2.4 million, less applicable fees.

However, we agreed to use 100% of the proceeds from the first and second tranche to repay the Credit Agreement.  After the second tranche, we agreed to use one-half of the proceeds of each tranche to repay the outstanding balance under the Credit Agreement.

As part of these transactions, we granted SBI Advisors, the agent for Hong Kong League Central Credit Union, a warrant to purchase 525,000 shares of common stock at an exercise price of $0.70 per share with a term that expires four years from the initial effective date of the applicable registration statement.  We also granted a warrant at the time of signing the Purchase Agreement to SBI Brightline to purchase an aggregate of 571,429 shares of common stock at an exercise price of $0.70 per share with a term that expires four years from the initial effective date of the registration statement.  We granted a second warrant to SBI Brightline which can be exercised after the delivery of the ninth tranche of funding (the Additional Warrant) to purchase 571,429 shares of common stock.  This Additional Warrant will have a four-year term and exercise price of $0.70 per share.  The potential proceeds from the exercise of the warrants are approximately $1,167,500; however, the Selling Stockholders have discretion when or whether to exercise the warrants.  We also agreed to use one-half of the proceeds from the exercise of warrants granted under the agreement to repay the Credit Agreement.

We used the proceeds from this Credit Agreement to acquire the call center assets of Mentoring of America, LLC.  On January 14, 2005, IDI Global and IDI Small Business entered into an Asset Purchase Agreement with Mentoring of America, a Utah limited liability company, and HG Marketing, Inc., a Nevada corporation.  Pursuant to the agreement, IDI Small Business acquired the sales and marketing assets of HG Marketing.  IDI Small Business assumed certain liabilities of the sales and marketing operation, paid $1,800,000 cash, granted warrants to purchase up to 2,500,000 shares of IDI Global common stock, and agreed to issue and place 4,356,436 shares of IDI Global common stock into an escrow.  The warrants become exercisable between 2008 and 2012 at exercise prices that escalate annually from $0.80 to $1.80.  The 4,356,436 shares of IDI Global common stock held in escrow will be released to Mentoring of America based upon performance of the sales and marketing operation over the first two years of operations.  HG Marketing must generate $150,000 operating profit per month for the first two years.

On January 11, 2005, in connection with the purchase of HG Marketing, an officer of the Company loaned the Company $195,528.  The note payable bears interest at 12% and is convertible into common stock.

On July 28, 2005, IDI Small Business, a wholly owned subsidiary of IDI Global, Inc. entered into an agreement to purchase the assets of Hire Solutions, LLC (“Hire”), a business that provides training and other services regarding job placement opportunities and transactions.  IDI Small Business, Inc. purchased all of the assets utilized in the operation of the Business, and obtained all rights and interests required to assume control and operation of the Business.  IDI Small Business, Inc also executed an employment agreement with the owner and founder of Hire Solutions, LLC for the continued executive leadership and development of the assets purchased in the above mentioned transaction.  The purchase price was 294,118 shares of IDI Global, Inc. stock. The Company also granted to Hire a put, in connection with which Hire could put the shares back to the Company in exchange for the purchase price to be paid in cash.  Pursuant to the Asset Purchase Agreement, if Hire exercises its put, the Company is not required to pay the purchase price in cash until the sales channel purchased has generated net income of at least $100,000.  On October 18, 2005, Hire exercised the put.  However, because as November 17, 2005, the sale channel had not generated at least $100,000 in net income, the Company was not yet required to pay the purchase price in cash.

COMMITMENTS AND CONTINGENT LIABILITIES

Our principle commitments consist of operating leases for office space in Orem and Salt Lake City, Utah, and repayment of the Credit Agreement and our total current liabilities.  The total monthly lease payments for the two offices are approximately $23,788.

As of November 8, 2005, we owed $1,750,000, plus 2% interest, or an aggregate of $1,750,000, under the Credit Agreement.

At September 30, 2005, we had total current liabilities of $3,588,246, and had notes payable totaling $2,254,527, which included notes payable of $1,750,000 to SBI Brightline, a third party, and $504,527 in notes payable to Kevin R. Griffith, IDI Global’s CEO.  In December 2004, we converted approximately $1.3 million of notes payable to First Equity Holdings into 2,588,364 shares of common stock.

At September 30, 2005, our total current liabilities also included accrued expenses of $839,506, primarily related to deferred compensation, accrued interest, and payroll liabilities.  Accounts payable of $261,740 and reserves for refunds and charge-backs of $232,290 added to our total current liabilities.

OFF-BALANCE SHEET ARRANGEMENTS

None.

RESULTS OF OPERATIONS

Comparison of Years Ended December 31, 2003 and 2004

The following discussions are based on the audited consolidated financial statements of IDI Global, Internet Development, Sports Media, and Chief Financial.  These charts and discussions summarize our financial statements for the years ended December 31, 2003 and 2004, and should be read in conjunction with the financial statements and notes to the financial statements included in this report, starting on page F-1.

Summary Comparison of years ended December 31, 2003 and 2004

	Twelve months ended December 31, 2003	Twelve months ended December 31, 2004
Total revenues	$ 13,328,949	$ 27,718,252
Total cost of sales	9,786,221	19,495,873
Gross profit	3,542,728	8,222,379
Total operating expenses	3,078,705	9,072,834
Net operating income (loss)	464,023	(850,455)
Total other income (expense)	(78,465)	56,030
Total income tax expense	84,475	(18,720)
Net income	301,083	(775,705)
Net earnings (loss) per share	$ 0.02	$ (0.05)

Primarily as a result of increased sales from our new subsidiaries, total revenues increased from approximately $13.3 million for the year ended December 31, 2003, to approximately $27.7 million for the year ended December 31, 2004.

Cost of sales increased along with total revenues for the year ended December 31, 2004.  Cost of sales includes commissions for outsourced sales and our in-house sales force, costs of merchant accounts, fulfillment, and other third party products and services.  For 2003, total cost of sales was 73.4% of total revenues, compared to 70.3% of total revenues for 2004.

As a result of increased revenues, our gross profit increased from approximately $3.5 million for 2003 to approximately $8.2 million for 2004.

Total operating expenses include salaries and benefits, rental of office space, professional fees, and other general office expenses.  These operating expenses more than doubled for 2004 compared to 2003 as a result of a more than 30% increase in sales and operating staffs in April and May 2004, additions of small office and home office personnel, the purchase of telecommunications hardware and software to assist in targeting qualified customers, and consolidation of our recently acquired subsidiaries' general and administrative expenses.

Total other income for 2003 was primarily related to sales of miscellaneous products and interest income from deposits held in bank sweep accounts.  Total other expense for 2004 was primarily related to accrued interest for loans from shareholders As a result of the above, we recorded net income for the 2003 twelve month period.  However, we recorded a net loss for the year ended December 31, 2004, primarily as a result of increases in general and administrative expenses.  Net income per share was $0.02 for 2003 compared to $0.05 loss for 2004.

The following chart and discussions summarize our consolidated balance sheet for the years ended December 31, 2003 and 2004, and should be read in conjunction with the financial statements and notes to the financial statements included in this report, starting on page F-1.

Summary of Balance Sheet

	December 31, 2003	December 31, 2004
Cash	$ 797,176	$ 1,882,297
Total current assets	1,827,080	3,245,700
Total assets	5,077,525	8,151,388
Total current liabilities	2,374,670	3,252,592
Total liabilities	2,394,990	3,272,912
Retained earnings (deficit)	(1,284,868)	(2,060,573)
Total stockholders equity	$ 2,682,535	$ 4,878,476

The increase of total current assets at December 31, 2004, compared to the year ended December 31, 2003, was primarily the result of increases in cash, accounts receivable, other receivables and notes receivable.  In addition, our total assets increased at December 31, 2004, primarily due to an increase of goodwill and advances to New Connexions.  Goodwill increased $1,340,684 as a result of our acquisition of Chief Financial and Professional Consulting in January 2004.  Advances to New Connexions, a related party, increased at December 31, 2004, as a result of the collateralizing of a note for $1,084,816.

Total current liabilities and total liabilities increased at December 31, 2004 compared to the year ended December 31, 2003, primarily due to increases in accrued expenses.  However, our retained deficit decreased significantly at December 31, 2004, compared to the year ended December 31, 2003.

Summary of Balance Sheet

	December 31, 2004	September 30, 2005
Cash	$ 1,882,297	$ 935,580
Total current assets	3,245,700	.2,434,092
Total assets	8,151,388	9,022,581
Total current liabilities	3,252,592	3,588,246
Total liabilities	3,272,912	3,608,566
Retained earnings (deficit)	(2,606,573)	(1,525,933)
Total stockholders equity	$ 4,878,476	$ 5,414,015

We completed the asset purchase with Mentoring of America and HG Marketing and the funds obtained in December of 2004 were paid out. This decreased the total current assets at September 30, 2005, compared to the year ended December 31, 2004 another substantial change was the increase in notes receivable.  This was caused by a portion of the loan with New Connexions coming due this year.  In addition, our total assets increased at September 30, 2005, primarily due to an increase of goodwill and advances to a related party.  Goodwill increased $1,796,499 as a result of our asset purchase with Mentoring of America, a Utah limited liability company, and HG Marketing, Inc., a Nevada corporation, in January 2005.

Total current liabilities and total liabilities increased at September 30, 2005, compared to the year ended December 31, 2004 primarily due to increases in accounts payable and notes payable.  However, our retained deficit decreased significantly at September 30, 2005, compared to the year ended December 31, 2004.

Comparison of Years Ended December 31, 2003 and 2004

The following discussions are based on the audited consolidated financial statements of IDI Global, Internet Development Inc., idiglobal.com, and Integrated Communication Systems for the year ended December 31, 2004.

For the year ended December 31, 2003, the audited consolidated financial statements are based on the operations of IDI Global, Internet Development Inc., and idiglobal.com.  These charts and discussions summarize our consolidated financial statements for the years ended December 31, 2003 and 2004 and should be read in conjunction with the financial statements and notes to the financial statements included in this report.

Comparison of 2003 and 2004 Fiscal Year Operations

	2003	2004
Total revenues	$ 13,328,949	$ 27,718,252
Total cost of sales	9,786,221	19,495,873
Gross profit	3,542,728	8,222,379
Total operating expenses	3,078,705	9,072,834
Net operating income (loss)	464,023	(850,455)
Total other income (expense)	(78,465)	56,030
Total income expense	84,475	(18,720)
Net income	301,083	(775,705)
Net earnings (loss) per share	$ 0.02	$ (0.05)

Net revenues increased by200.08% from 2003 to 2004, and cost of sales increased by 199.2% from 2003 to 2004.  Cost of sales was 70.3% of total revenues for 2004 to 73.4% of total revenues for 2003.  As a result, our gross profit increased by 3.1% for 2004 compared to 2003.

Total operating expenses increased 294.7% from 2002 compared to 2004 as a result of the purchase of Chief Financial and Professional Consulting in January 2004. Accordingly, we recorded net operating loss for 2004 compared to a net operating income for 2003.

Total other income of $56,030 for the 2004 year resulted primarily from the purchase of   Professional Consulting. We recorded $78,465 for the 2003 year resulted primarily from accrued interest for loans from shareholders.

Primarily as a result of increases in general and administrative expenses we recorded a net loss for 2004 compared to a net income for 2003.

Comparison of Years Ended December 31, 2002 and 2003

The following discussions are based on the audited consolidated financial statements of IDI Global, Internet Development Inc., idiglobal.com, and Integrated Communication Systems for the year ended December 31, 2003.

For the year ended December 31, 2002, the audited consolidated financial statements are based on the operations of IDI Global, Internet Development Inc., and idiglobal.com.  These charts and discussions summarize our consolidated financial statements for the years ended December 31, 2002 and 2003 and should be read in conjunction with the financial statements and notes to the financial statements included in this prospectus, starting on page F-1.

Comparison of 2002 and 2003 Fiscal Year Operations

	2002	2003
Net revenues	$ 12,303,448	$ 13,328,949
Cost of sales	8,475,750	9,786,221
Gross profit	3,827,698	3,542,728
Total operating expenses	4,162,159	3,078,705
Net operating income (loss)	(334,461)	464,023
Total other income (expense)	(5,997)	(78,465)
Total income tax expense (benefit)	(24,389)	84,475
Net income (loss)	(316,069)	301,083
Net earnings (loss) per share	$ (0.03)	$ 0.02

Net revenues increased by 8.3% from 2002 to 2003, and cost of sales increased by 15.5% from 2003 to 2003.  Cost of sales was 68.9% of total revenues for 2002 to 73.4% of total revenues for 2003.  As a result, our gross profit decreased by 7.4% for 2002 compared to 2003.

Total operating expenses decreased 26.0% from 2002 compared to 2003 as a result of our efforts to reduce our monthly expenses.  Accordingly, we recorded net operating income for 2003 compared to a net operating loss for 2002.

Total other expense of $78,465 for the 2003 year resulted primarily from accrued interest for loans from shareholders.  We recorded a total other expense of $5,997 for 2002 which consisted primarily of interest expense from accrued interest for loans from shareholders.

Due to management’s efforts to reduce our operating expenses combined with increased revenues, we recorded a net income for 2003 compared to a net loss for 2002.

Comparison of 2005 Nine-Month Period and 2004 Nine-Month Period

The following discussions are based on the consolidated financial statements of IDI Global, and its subsidiaries: Internet Development, Sports Media, IDISB, and Chief Financial.  These discussions summarize our financial statements for the nine-month periods ended September 30, 2004 and 2005, and should be read in conjunction with the financial statements, and notes thereto, included with this registration statement.

Summary Comparison of 2004 and 2005 Three and Nine month Periods

Three months

Three months

Nine months

Nine months

    ended

     ended

     ended

     ended

Sept 30, 2004

Sept 30, 2005

Sept 30, 2004

Sept 30, 2005

Total revenue

$ 6,841,288

$ 4,837,100

23,785,483

17,602,344

Total cost of sales

   4,696,392

   3,204,471

16,685,248

12,544,696

Gross profit

   2,144,896

   1,632,629

  7,100,235

  5,057,648

Total operating expenses

   2,648,495

   1,303,598

  7,042,723

  4,126,100

Net operating income (loss)

    (503,599)

      329,031

       57,512

     931,548

Total other income (expense)

       84,578

     (126,162)

     123,159

    (366,770)

Total income tax

expense

      (39,606)

         6, 571

     (21,392)

       30,138

Net income

    (379,415)

      196,298

     202,063

     534,640

Net earnings (loss) per share

$        (0.02)

  $        0.01

           0.01

           0.03

While the company has seen a decrease in total gross revenue for the quarter and the 9-month period year to date, it is mainly due to a reduction in high-gross revenue with small-net income programs and clients that has had a positive impact on net earnings and profitability. The increase in net income has resulted in a substantial increase in net earnings per share - from $0.01 for the nine-month period ended September 30, 2004 to $0.03 for the nine-month period ended September 30, 2005. Total revenues were reduced as a result of a decrease in revenue from the Array channel of 1.8 million, and a decrease in sales volume in the small office / home office channel of 3.0 million for sales and marketing activities that were historically outsourced with several strategic partners.  Total revenues decreased from approximately $6.8 million for the three-month period ended September 30, 2004 (the “2004 third quarter”) to approximately $4.8 million for the three-month period ended September 30, 2005 (the “2005 third quarter”).  In addition, total revenues decreased from approximately $23.8 million for the nine-month period ended September 30, 2004 to approximately $17.6 million for the nine-month period ended September 30, 2005.  However, net income increased from ($379,415) for the three-month period ended September 30, 2004 (the “2004 third quarter”) to $196,298 for the three-month period ended September 30, 2005 (the “2005 third quarter”).  Additionally, the net income increased from $202,063 for the nine-month period ended September 30, 2004 to $534,640 for the nine-month period ended September 30, 2005.

Cost of sales decreased along with total revenues for the 2005 third quarter.  Cost of sales includes commissions for outsourced sales and our in-house sales force, costs of merchant accounts, fulfillment, and other third-party products and services.  Cost of sales were 66.2% of total sales for the 2005 third quarter compared to 68.6% of total sales for the 2004 third quarter.  For the 2005 nine-month period, cost of sales was 71.3% of total sales compared to 70.1% of total sales for the 2004 nine-month period.

As a result of decreases in revenues, our gross profit decreased from approximately $7.1 million for the 2004 nine-month period to approximately $5.1 million for the 2005 nine-month period.  In addition, our gross profit decreased from approximately $2.1 million for the 2004 third quarter to approximately $1.6 million for the 2005 third quarter.

Total operating expenses include salaries and benefits, rental of office space, professional fees and other general office expenses.  Operating expenses for the third quarter 2005 were 49% less than the total operating expenses for third quarter of 2004.  This significant decrease is the result of the management contract with HG Marketing, which stipulates that HG Marketing is responsible for all expenses related to Professional Consulting Services (PCS) as of Jan 14, 2005.

Other income was primarily related to sales of miscellaneous products and interest income from interest paid by our bank for deposits held in sweep accounts.  Other expense for the comparable periods was primarily related to accrued interest for loans from shareholders and the loan with SBI Advisors, the agent for Hong Kong League Central Credit Union.  We recorded total other income in the 2005 periods primarily as a result of decreased miscellaneous sales.  However, we recorded total other expense in the 2004 periods primarily as a result of accrued interest for loans.

As a result of the above, we recorded net income for both the 2005 and 2004 nine-month periods and the third quarter of 2005.  We recorded a net income for the 2005 third quarter primarily as a result of decreases in general and administrative expenses.  Net income per share for the 2005 nine-month period was $0.03 compared to $0.01 for the 2004 nine-month period and was $0.01 for the 2005 third quarter compared to $(0.02) for the 2004 third quarter.

Summary of Balance Sheet

December 31, 2004

September 30, 2005

(Unaudited)

Cash

$1,882,297

$935,580

Total current assets

3,245,700

2,434,092

Total assets

8,151,388

9,022,581

Total current liabilities

3,252,592

3,588,246

Total liabilities

3,272,912

3,608,566

Retained earnings (deficit)

(2,060,573)

(1,525,933)

Total stockholders equity

$4,878,476

$5,414,015

We completed the asset purchase with Mentoring of America and HG Marketing and the funds obtained in December of 2004 were paid out. This decreased the total current assets at September 30, 2005, compared to the year ended December 31, 2004 another substantial change was the increase in notes receivable.  This was caused by a portion of the loan with New Connexions coming due this year.  In addition, our total assets increased at September 30, 2005, primarily due to an increase of goodwill and advances to a related party.  Goodwill increased $1,796,499 as a result of our asset purchase with Mentoring of America, a Utah limited liability company, and HG Marketing, Inc., a Nevada corporation, in January 2005.

Total current liabilities and total liabilities increased at September 30, 2005, compared to the year ended December 31, 2004 primarily due to increases in accounts payable and notes payable.  However, our retained deficit decreased significantly at September 30, 2005, compared to the year ended December 31, 2004.

DESCRIPTION OF BUSINESS

HISTORICAL DEVELOPMENT

IDI Global, Inc., was incorporated in the state of Nevada on August 27, 1998, as Bennion Corporation.  On January 14, 2002, the corporation name was changed to IDI Global, Inc. ("IDI Global").   On January 23, 2002, IDI Global formed a wholly owned subsidiary, Internet Development, Inc., a Nevada corporation, for the purpose of completing a forward triangular merger between Internet Development and idiglobal.com, Inc. a Delaware corporation ("idiglobal.com").  Internet Development delivered approximately 7,500,000 shares of IDI Global common stock to idiglobal.com's seventeen shareholders in exchange for 100% of idiglobal.com's shares.  The former idiglobal.com shareholders beneficially owned 65% of IDI Global's outstanding common stock immediately following the acquisition. This transaction was treated as a reverse acquisition with idiglobal.com being the accounting acquirer and was completed in March 2002.

On October 3, 2003, IDI Global, Inc., entered into a merger agreement whereby IDI Global agreed to acquire Integrated Communication Systems, Inc. ("Integrated Communication"), as a wholly owned subsidiary through a forward triangular merger.  Integrated Communication operated as a sports advertising and marketing company.  IDI Global formed a Nevada subsidiary, Sports Media International, Inc. ("Sports Media"), to facilitate the merger and Integrated Communication merged into Sports Media.  IDI Global issued an aggregate of 954,600 shares of IDI Global common stock and warrants to purchase an aggregate of 378,450 shares of IDI Global common stock to the seventeen stockholders of Integrated Communication.  The stockholders of Integrated Communication exchanged the 190.89 outstanding common shares of Integrated Communication they held for the IDI Global shares.  The warrants to be granted in the merger transaction have an exercise price of $1.70 per share.  The IDI Global shares issued in the exchange will also have piggy back registration rights for any future registration under the Securities Act of 1933 of IDI Global common stock.

On January 8, 2004, IDI Global signed an agreement to issue an aggregate of 1,000,000 common shares to acquire 100% of the 100,000 outstanding shares of Chief Financial, Inc. (Chief Financial), a Texas corporation and its subsidiary, Professional Consulting Services, Inc. (PCS), a Utah corporation.  On January 16, 2004, our board of directors authorized the issuance of an aggregate of 1,000,000 common shares to acquire Chief Financial and its subsidiary, Professional Consulting. Our board of directors authorized the issuance of 250,000 shares each to Randy J. Lang and Christopher C. Matthews in exchange for 100% of the outstanding shares of Professional Consulting.  Our board of directors authorized the issuance of 500,000 shares to an escrow account for the benefit of Chris Flores, the President of Chief Financial, to be issued at a later date.  Mr. Flores subsequently terminated his employment, at which time, he forfeited any rights to the shares in escrow, and the shares in the escrow account were canceled.

Chief Financial, Inc. was originally acquired to provide administrative support to our sales centers, as well as trending reports, sales tracking, lead generation and new lead source opportunities, etc.  Professional Consulting is a marketing company.

On January 13, 2005, IDI Global incorporated IDI Small Business, Inc. (“IDI Small Business”), as our wholly owned subsidiary in the state of Utah.  On January 14, 2005, IDI Small Business acquired the tangible assets, contract rights, claims, governmental authorizations, and other property related to the call center of Mentoring of America, LLC (“Mentoring of America”), a Utah limited liability company, and HG Marketing, Inc. (“HG Marketing”), a Nevada corporation.  IDI Small Business assumed certain liabilities of the sales and marketing operation of Mentoring of America, paid $1,800,000 cash to HG Marketing, granted warrants to purchase up to 2,500,000 shares of IDI Global common stock to HG Marketing, and placed 4,356,436 shares of IDI Global common stock into an escrow account, to be released from the escrow upon the call center’s attaining certain performance standards.

IDI Small Business, a wholly owned subsidiary of IDI Global, Inc. entered into an agreement to purchase the assets of Hire Solutions, LLC (“Hire”), a business that provides training and other services regarding job placement opportunities and transactions.  IDI Small Business, Inc. purchased all of the assets utilized in the operation of the Business, and obtained all rights and interests required to assume control and operation of the Business.  IDI Small Business, Inc also executed an employment agreement with the owner and founder of Hire Solutions, LLC for the continued executive leadership and development of the assets purchased in the above mentioned transaction.  The purchase price was 294,118 shares of IDI Global, Inc. stock. The Company also granted to Hire a put, in connection with which Hire could put the shares back to the Company in exchange for the purchase price to be paid in cash.  Pursuant to the Asset Purchase Agreement, if Hire exercises its put, the Company is not required to pay the purchase price in cash until the sales channel purchased has generated net income of at least $100,000.  On October 18, 2005, Hire exercised the put.  However, because as of the date of this report the sale channel had not yet generated at least $120,000 in net income, the Company was not yet required to pay the purchase price in cash

OUR BUSINESS

IDI Global is a holding company operating through its wholly owned subsidiaries, Internet Development, Chief Financial, IDI Small Business, and Sports Media.  Internet Development offers the tools to create a web site, including a merchant account, web development services, and the web hosting services, along with coaching and consulting services.  In addition, Internet Development offers an Internet/extranet platform for large and small vertical businesses with a network of affiliates.  Chief Financial, Inc. was originally acquired to provide administrative support to our sales centers, as well as trending reports, sales tracking, lead generation and new lead source opportunities, etc.  Sports Media sells advertising and marketing programs for media companies.  IDI Small Business manages our direct Marketing operations in St. George, Utah.  The business of each subsidiary is described in more detail below.

INTERNET DEVELOPMENT

Internet Development designs, develops and markets user-friendly, web-based software applications and development tools on an integrated service platform. It also provides in-house servers and management to host all of our application and control security for its customers.  Internet Development’s products allow both large organizations comprised of a substantial network of affiliates within specific vertical markets, as well as small stand-alone businesses, to exploit the full capabilities of the Internet as a communications, information management, marketing, and e-commerce platform.  Internet Development’s applications and tools enable vertical organizations to deploy, integrate, interact with, and centrally administer large networks of e-commerce enabled affiliate web sites.

Products

QuickSite Builder

QuickSite Builder is a completely browser-based, point-and-click website builder technology for the Internet.  QuickSite Builder allows a user without any programming knowledge to build a functional, e-commerce enabled website in a short time.  QuickSite Builder provides small businesses with access to an application service platform that is sophisticated, functional and versatile, as well as affordable.  Available features include auto-responders, counters, banners, search engine site registration, online shopping mall presence, shopping cart, merchant account, secure online ordering and transaction processing, e-mail, incentive sweepstakes giveaways, and customer demographic proofing.  Internet Development bundles QuickSite Builder with a business education course that is designed to help small business owners make optimal use of e-commerce and Internet Development’s web technology.

QuickSite Builder is targeted at small businesses and the small office and home office entrepreneurs who wish to establish an online business presence quickly, easily, and cost-effectively.  Internet Development acquires new customers through qualified third-party leads based on lists of individuals who have previously purchased business education products or services through “infomercials” or other direct sales channels.

Odyssey Billing System

Odyssey is a distributed electronic billing system.  It handles both credit card and ACH electronic check transactions. Because Odyssey can authorize against multiple card processors, it can handle the needs of merchant accounts from a variety of sources.  Odyssey can also perform one-time transactions, or be set to charge credit cards on a regular, recurring basis without intervention.

Odyssey's main attraction comes from its Service Oriented Architecture, which enables it to plug in to a variety of e-commerce solutions without reprogramming.  Because of this architecture, Odyssey can securely integrate with third party applications running in remote data centers.  This allows Odyssey to be used as the "plug in" billing system for both in-house projects and external clients.

ARRAY

ARRAY is a website system for network marketing and direct sales companies, as well as other vertical industries, such as the insurance industry, or any organization that has a network of affiliates or members and desires communication, marketing, and/or e-commerce functionality.  It is an integrated suite of web applications and business development tools that provide a customizable, database-driven virtual intranet/extranet and e-commerce solution for any vertical enterprise with a network of affiliates.  ARRAY enables organizations to deploy, integrate, interact with and centrally administer a large network of e-commerce enabled affiliate websites, while maintaining a consistent, unified brand image for the organization as a whole.  Using ARRAY, a network of distributed affiliate websites can be rapidly and inexpensively deployed, interconnected and e-commerce enabled.  ARRAY provides the corporate parent and each affiliate with a unique, personalized, and highly functional e-commerce website.  The parent company avoids having to invest heavily in the development of an entire Internet division and web-enabling technology because ARRAY is an outsourced and hosted application platform.  In addition, because ARRAY is built on a flexible, scalable and customizable platform capable of integrating with other applications and services, the platform can readily accommodate any organization's custom requirements as well as new features that the organization may want to add in the future.

ARRAY is designed to provide each affiliate of the parent organization with the ability to create and maintain a unique business presence with simple point-and-click technology.  At the same time, ARRAY allows the parent organization (1) to project a consistent brand on the Internet; and (2) to maintain complete umbrella control through a database-driven feature called the Administrative Office.  The Administrative Office can incorporate sophisticated tools for publishing, monitoring and controlling content on affiliate websites, analyzing statistics, delivering intelligent advertising, communicating with all affiliates, and evaluating critical data.  The system has the ability to interface with multiple databases to access, extract, or download information from anywhere in the world, and ties in seamlessly with genealogy databases and commission systems in place within the organization.

For the affiliate, ARRAY represents a flexible and easy-to-use productivity solution permitting initial setup and updates to a website without requiring the user to have computer programming knowledge.  It provides the following features to the affiliate user:

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Automation of administrative tasks, such as product ordering, billing, and reporting

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Downline management and communication

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Website statistical analysis

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Customer tracking and profiling

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Intelligent, targeted marketing features

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Personal productivity tools (online contact management, calendaring, event planning)

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E-commerce tools (shopping cart, secure payment, transaction processing, site links)

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Publishing of product catalogues

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Proprietary, sophisticated email

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Access to relevant database information

ARRAY's Site Manager tool allows each distributor to administer his or her website in a unique fashion, enjoying the ability to update news and events, welcome messages, announcements, and product displays, as well as to choose among numerous professionally designed layouts and colors that are all pre-approved by the parent company and that exude the appropriate look and feel of the corporate entity.  The site also contains an area that allows the distributor to post messages and communicate with his or her upline and downline.

Markets

ARRAY has been marketed primarily to the United States direct sales industry.  Direct sales organizations stand to benefit greatly from the capabilities of the Internet, and many have taken advantage of the Array technology to effectively do so.  The industry requires an affordable, integrated web-based solution that allows (1) parent corporations to interact with a vast network of independent distributors and (2) independent distributors in turn to interact with their own sponsors, downlines, recruits and customers.  Additionally, these organizations must have control over the content that is delivered via the Internet by distributors, regulatory compliance, corporate image, and public relations, which ARRAY allows them to accomplish.

The complex, hierarchal direct sales industry is ideally suited to exploiting the Internet for communications, commerce, and community.  Direct sales organizations require a comprehensive web-based solution that (1) offers a professional yet quick, easy, and affordable online presence to the individual distributors (who are typically sole proprietors working out of a home office) and (2) delivers low-cost, user-friendly organizational management, distribution, marketing, communications, personal productivity, back-office, and online retail sales tools to increase productivity and sales.  We believe that ARRAY satisfies the needs of this market niche.

Distribution

Internet Development relies on the marketing expertise and contracts of its own in-house sales force as well as third-party resellers for marketing and distribution.  Internet Development has forged strategic relationships, based on revenue sharing arrangements and joint product development initiatives, with leading network marketers and clients in vertical markets.  Internet Development is also working with several leading developers of specialized database programs and back office software applications for direct sales companies to integrate their products into ARRAY at a future date.

Internet Development has focused its initial marketing efforts on the parent companies and principal lines of sponsorship of leading direct sales companies.  By so doing, Internet Development is able to harness the existing internal marketing infrastructure of these organizations to promote its products down the line to millions of independent distributors.  Direct sales companies are by nature efficient marketing organizations, with a revenue model predicated on the parent selling products to independent distributors, who in turn recruit and sell products to their own network of distributors.

Internet Development's marketing strategy is to encourage this existing sales network to promote its ARRAY product to the independent distributors by establishing ARRAY not only as a cost saving measure, but also as a profit center for the parent company.  Internet Development provides the full ARRAY technology in its ARRAY Express model to a new client at no cost up front for development and setup.  In exchange, the new client commits to incorporate ARRAY into its monthly auto-ship package or other similar program, at a reduced cost to the end-user, or to market the product aggressively to its organization and user base.  The corporate parent is paid a recurring monthly commission for each distributor who signs up for a personal website.  The parent is thus encouraged to endorse and actively promote the product to the sales organization.  Recurring revenues are created by providing independent affiliates with their own e-commerce-enabled web sites for a monthly hosting fee.  Value-added services are offered and available to the affiliate end users for a small additional monthly fee.  Also, distributors who refer the product to other distributors may be given a discount off their own monthly hosting fee.

ARRAY has been utilized by several large direct sales companies, including such industry leaders as New Vision,  Tupperware, and Avon.  Independent distributors are currently using the product at an average price of $10 per month. Exclusive multi-year contracts prohibit these companies from working with another developer for the same applications.  Under the terms of these agreements, upon termination of the agreement, Internet Development is entitled to remove the web technology and underlying source code for all of the applications developed for the corporation.

Internet Development expects to introduce ARRAY to other high-growth business-to-business and business-to-customer vertical markets characterized by a network of affiliated distributors, dealers, brokers, agents, members or independent service providers.  These adjacent vertical markets include the telecom, medical, real estate brokerage, insurance, healthcare and financial services industries, among many others.

Competition

 There are now numerous other self-replicating web site development programs available on the market.  ARRAY competes primarily with custom, proprietary enterprise solutions usually developed internally or outsourced to similar vendors by a prospective company.  These proprietary solutions are often more expensive and difficult to implement and maintain.  Internet Development’s competitors include companies that provide online marketing services and develop distributed e-commerce enabled web networks with centralized administrative functions.  The companies target a wide range of professional organizations, while Internet Development is more focused and specialized on specific markets, such as the direct sales industry.

To a lesser extent, ARRAY selectively competes in certain of its specific applications with web site publishing companies, integrated business applications providers, publishers of web-authoring and content management software, and Internet infrastructure software developers.

Internet Development maintains its competitive position because its program is easy to use and functional.  Also, it has focused its efforts on rapid market penetration sold through proven reseller channels and segment-specific strategic partners to capture significant market share and create a barrier to entry.  Internet Development will continue to leverage its website design expertise and applications technology developed for large enterprises to develop leading-edge web applications for small businesses and consumer markets and to bundle this technology with its expertise in business education and training to create innovative courses.

Principal Suppliers

IDI's software is developed in-house, and does not depend on outside supplies for any significant portions of its software offering. IDI's production servers, which provide service for customers, are co-located at a local facility ("FiberNet"). Internet connectivity and data backup rely on FiberNet and could be adversely affected by errors on FiberNet's part.  Internet Development uses computer manufacturers for its hardware needs, but does not rely on a specific manufacturer.

Major Customers

During the year ended December 31, 2004, Internet Development did not have a customer that provided more than 10% of its revenues.  During the year ended December 31, 2003, two customers generated significant hosting revenues.  Tupperware Corporation accounted for nearly 44% of our total hosting revenues and Internet Service Corp. accounted for 20% of our total hosting revenues.  Professional Marketing International provided leads to Internet Development for the 2003 year that generated 91% of total revenues.

We received formal notification in February 2004 that Tupperware is proceeding on a course to develop a proprietary in-house web site solution, which resulted in a loss of income from Tupperware beginning in October, 2004.  The loss of one or more significant clients who determine to not renew their ARRAY product agreements, whether to use a competitor's website system, or to develop and maintain their own system in-house, is always a potential risk or event that could have an adverse material effect on our financial condition.  This type of event is beyond our control, even while making every effort to provide an industry-leading product at a price that is competitive and affordable.

During the year ended December 31, 2003, Professional Marketing International provided leads to us that generated 91% of total revenues compared to 67% of total revenues generated by leads from Professional Marketing International for the 2002 year.

Intellectual Property

Internet Development has internally developed all of its own proprietary source code for its applications.  To the best of our knowledge, ARRAY's corporate Administrative Office, with its umbrella control and processing capabilities, is unique to a large degree.  We have exclusive agreements with each ARRAY client to provide technology for their e-commerce and individual web site needs.

Employees

Internet Development employs 54 full time employees.  These employees are not presently covered by any collective bargaining agreement.  We believe that relations with these employees are good, and we have not experienced any work stoppages.

Chief Financial Inc.

Chief Financial, Inc. was originally acquired to provide administrative support to our sales centers, as well as trending reports, sales tracking, lead generation and new lead source opportunities.

M57 Media

M57 Media provides home business education and home business opportunities through Internet home business development products.  It provides training and coaching for customers seeking customized solutions and training on setting up their home-based and online businesses.  M57 Media markets its products and services through Internet marketing using search engines, banners, pop ups, and email campaigns.  Services are provided directly to the customer with no intermediate channel partner.  M57 Media also relies on 3rd party publishers to provide email addresses for target market mailings and targeted pops.

M57 Media’s products and services help customers establish a home-based business in areas such as:

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Real estate;

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Recruiting;

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Auto sales;

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Wholesaling; and

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Insurance sales.

M57 Media also provides other value-added services:

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Sales and lead generation;

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Concept to implementation consulting;

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Graphic design;

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Web hosting;

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Merchant account setup;

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Payment processing solutions;

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Development and optimization of e-mail campaigns; and

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Targeted direct marketing.

Additionally, M57 Media offers an electronic system that automates the tracking of sales and re-billing of hosting and/or membership fees.  This system handles all of the recurring billing, new clients, drops, customer service, lead management, reporting, and financials.  It is an Internet system that fully integrates the sales arm of a business with the billing and financial reporting arms of that business.

M57 Media competes with many individuals and companies that direct market business opportunities on the Internet.  In addition, it competes with other selling practices such as infomercials and seminars.  While there are many competitors, management believes the current target market is vast and that the Internet is becoming a strong channel and a viable competitor to the more personal approaches like infomercials and seminars.  However, customers acquired from seminar and infomercial channels have a higher ratio of completed deals than Internet generated leads.

Professional Consulting Services

Professional Consulting Services is a wholly owned subsidiary of Chief Financial.  Professional Consulting sells add-on services and products to customers identified by M57 Media and other lead suppliers.  These products are focused on the small office and home office marketplace and include self-replicating web site tools, single web sites, e-commerce solutions, coaching and training services for small office/home office customers.

Sales occur through direct contact with the customer via telephone through Professional Consulting Services,

located in St. George, Utah, and our sales center located in Salt Lake City, Utah.  These companies compete with numerous direct sales floors that provide these kinds of services.

The add-on services and products are primarily provided by Internet Development, including its Quicksite Builder, merchant accounts, and other education services.

Employees

Professional Consulting Services has approximately 66 employees.  These employees are not presently covered by any collective bargaining agreement.  We believe that relations with these employees are good, and we have not experienced any work stoppages.

SPORTS MEDIA

Sports Media is primarily engaged in the business of selling advertising and marketing programs for media companies, such as ESPN Radio Sports Marketing, which does business with major professional sports leagues, teams, and universities.  Sports Media’s marketing agreements include a unique provision that allows Sports Media access to exclusive team, league, retail promotion, and merchandising opportunities.  The marketing aspects of a project are combined with advertising to create integrated media and marketing solutions for clients.  Since Sports Media’s inception, a substantial portion of its revenues has been generated through the sale of advertising and promotion to nationally recognized marketers, such as, Coca-Cola, Subway,  Sony, American Express, Thomsom CE.

Products and Services

Sports Media brokers media and advertising promotions between large production firms, such as ESPN Radio Sports Marketing, and large advertisers and marketers.  These marketing agreements allow the advertisers and marketers the use of the production and distribution resources available through the production firm.  These agreements provide large marketers with one-stop shopping to create, produce and air advertising campaigns on nationally recognized media channels.

Marketing

The target market is twofold.  First, and primarily, the national marketers are the paying customer for the air time, production services, and media.  However, the affinity group, which could include the sports team, race car driver, or league, also provides a synergistic opportunity to match merchandising with advertising.  Large companies such as Coca-Cola or utilize the advertising services while simultaneously creating their marketing campaign around sponsorship of an athlete, driver, or team, making a direct connection with the sports-minded consumers.

Sports Media relies on its premier relationships with companies like ESPN Radio and does not rely on mass marketing to sell its services.  Opportunities for marketing and advertising are created by relationships between the advertiser, marketer, and promoter and are reliant upon  marketing relationships and  programs value proposition.  The experience and reputation of key employees of Sports Media enable it to address this marketplace in a unique way.

Major Customers

Sports Media has the only outside agency preferred marketing partnership with ESPN Radio Sports Marketing.  This relationship with ESPN Radio has allowed Sports Media to penetrate the largest marketers in the nation.  As of the date of this filing, Sports Media does not have any one customer that provides a significant percentage of its total revenues.

Employees

Sports Media has two employees, but relies on several sales consultants and other relationship partners.  These employees are not presently covered by any collective bargaining agreement.  We believe that relations with these employees are good, and we have not experienced any work stoppages.

IDI SMALL BUSINESS

IDI Small Business recently acquired HG Marketing and the assets of Mentoring of America's call center.  We intend to consolidate the operations of Professional Consulting and HG Marketing under IDI Small Business.  Professional Marketing and HG Marketing operate in St. George, Utah.  These companies sell add-on services and products to customers identified by our lead suppliers. These products are focused on the small office and home office marketplace and include self-replicating web site tools, single web sites, e-commerce solutions, coaching, educational seminars, and training services for small office and home office customers.  Sales occur through direct contact with the customer by telephone.  These companies compete with numerous direct sales floors that provide these kinds of services.

The add-on services and products are primarily provided by Internet Development, including its ARRAY, Quicksite Builder, merchant accounts, and other education services.

Employees

IDI Small Business has 175 employees.  These employees are not presently covered by any collective bargaining agreement. We believe that relations with these employees are good, and we have not experienced any work stoppages.

Recent Developments

Term Credit Agreement

IDI Global entered into a Term Credit Agreement (the “Credit Agreement”), dated December 24, 2004, with Hong Kong League Central Credit Union, a Hong Kong corporation, and SBI Advisors, LLC (“SBI Advisors”), a California limited liability company.  Under the Credit Agreement, we received a term loan in the principal amount of $1,750,000, with interest of 2.0% per month.  The loan was evidenced by a term note, dated December 24, 2004, with a maturity date of May 24, 2005; however, we can elect to extend the term of repayment to November 23, 2005, if we provide written notice of our intent to extend and we pay an extension fee of 5% of the then-outstanding principal balance.

We will make payments due under the Credit Agreement to SBI Advisors, as agent for Hong Kong Credit Union.  SBI Advisors has the authority to make any decision, take action, and give consent or waiver under the Credit Agreement.  However, any amendment, modification or termination of the Credit Agreement requires written approval from Hong Kong Credit Union.

The Credit Agreement required that upon closing we grant to SBI Advisors a warrant to purchase 525,000 shares of common stock at an exercise price of $0.70 per share.  The warrant has a term beginning on December 24, 2004, and ending four years from the effective date of the registration statement covering the resale of the underlying shares of the warrant.  The warrant may be exercised through a cashless exercise adjusted for the market price five days prior to the cashless exercise date, as outlined in the warrant.  The exercise price and the number of shares issued upon exercise of the warrant shall be adjusted for stock splits, stock dividends or recapitalization.  If we issue common stock for consideration less than $0.70 per share, then the exercise price and/or amount of shares may be adjusted to be equivalent to that price per share.  However, warrants issued prior to the date of this Agreement may be exercised, or we may grant stock options as compensation for employees, consultants or director, without triggering an adjustment to this warrant.  The holder of the warrant will have the right to notice and the right to acquire and receive common stock in the case of any consolidation, merger or sale, and any distribution of assets.  The warrant may be assigned by the warrant holder.  We must satisfy any blue sky registration or qualification for the shares underlying the warrant.

So long as amounts are outstanding under the Credit Agreement, we may complete a one-time debt financing transaction with Hong Kong Credit Union in the amount of $400,000, with 8% interest.  Hong Kong Credit Union will have the right to convert this debt into shares of common stock at a conversion rate of $0.70 per share.  Any conversion of this debt into common stock is subject to adjustment for stock splits, stock dividends, and recapitalization, and the underlying shares will have piggy-back registration rights.

Additional terms of the Credit Agreement are as follows:

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We may prepay the note at any time prior to the maturity date without penalty.

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We may not use any proceeds from the loan to acquire any security registered pursuant to Section 12 of the Exchange Act.

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We may not enter into any transaction including the purchase, sale or exchange of property or the rendering of any services with an affiliate who beneficially owns, directly or indirectly, 20% or more of our outstanding common stock.

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We may not assign our rights and obligations without the written consent of SBI Advisors or Hong Kong Central  Credit Union.  However, they have the right to assign their rights and obligations without our consent or approval.

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All parties waived the right to a trial by jury for any cause of action arising from the Credit Agreement.

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We are obligated to pay the costs and other expenses related to the Credit Agreement and Securities Purchase Agreement, discussed below, and pay the costs of any transactions related to those agreements.

In the event we default on the Credit Agreement, the default interest increases to a rate of 2.5% and the note is due and payable in full, without demand.  Default events include:

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failure to pay the note when due;

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breach of any covenant in the credit agreement;

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default under the Securities Purchase Agreement with SBI Brightline X LLC or the termination of that agreement;

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creation of a lien upon our property or a governmental tax or a judgment lien is placed on our property;

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insolvency or dissolution; or

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a levy or writ of attachment or garnishment is issued against us.

Securities Purchase Agreement

In connection with our entering into the Credit Agreement, we also entered into a Securities Purchase Agreement (the Purchase Agreement), dated December 24, 2004, with SBI Brightline X LLC (SBI Brightline), a newly formed Delaware limited liability company located in Newport Beach, California.  SBI Brightline agreed to purchase up to 3,428,570 shares of IDI Global common stock at $0.70 per share.  SBI Brightline agreed to purchase the common stock in eighteen separate 200,000-share tranches at $140,000 each at any time commencing on the date the registration statement covering the resale of the shares is declared effective.   We agreed with SBI Brightline that we will not put the tranches to SBI Brightline unless the market price for our common stock is in excess of $0.70 per share at the time of a put.

Pursuant to the terms of the Purchase Agreement, we also granted to SBI Brightline a warrant to purchase an aggregate of 571,429 shares of common stock at $0.70 per share. This warrant was exercisable on the date of grant and expires four years after the effective date of a registration statement covering the resale of the underlying shares. This warrant has similar terms and conditions related to antidilution protection, cashless exercise, blue sky registration or qualification and registration rights as the warrant granted to SBI Advisors, discussed above.

Pursuant to the terms of the Purchase Agreement we granted an additional warrant to purchase 571,429 shares of common stock to SBI Brightline at $0.70 per share.  This warrant shall be exercisable from and after the earlier of the date 60 days after the first to occur of (i) the closing of the ninth tranche for the sale of 200,000 shares or (ii) termination by IDI Global of the Purchase Agreement and it expires four years after the effective date of a registration statement covering the resale of underlying shares.  However, the exercise period will not begin if the holder is deemed to be a beneficial owner of 9.8% of our outstanding common stock.  In that event, the exercise period will begin again after the holder is no longer a beneficial owner of 9.8% of our outstanding common stock.  This warrant has similar terms and conditions related to anti-dilution protection, cashless exercise, blue sky registration or qualification and registration rights as the warrant granted to SBI Advisors, discussed above.

Additional terms of the Securities Purchase Agreement are as follows:

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We may elect to sell a tranche every five business day period by providing written notice to SBI Brightline and SBI Brightline is obligated to purchase each tranche.

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We must sell the entire 200,000 shares of each tranche, we must sell the tranches in order and the first and second tranche may be sold simultaneously to SBI Brightline.

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The number of shares and the purchase price must be adjusted for stock splits or stock dividends.

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We must pay a fee to SBI USA equal to 10% of the gross proceeds of the first $1.75 million, then pay a fee of 5% for each additional tranche purchase price.

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We must use 100% of the proceeds from the first and second tranche to repay the Credit Agreement, discussed above.  After the second tranche we must use one-half of each tranche’s proceeds to repay the Credit Agreement.  Also, we must use one-half of the proceeds from the exercise of warrants granted under the Purchase Agreement to repay the Credit Agreement.

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Until our obligations are satisfied under the Purchase Agreement and the Credit Agreement, we must permit SBI Brightline to have one non-voting representative attend and observe each meeting of our board of directors, and we must pay the expenses of the representative to attend the meeting.

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We shall use our reasonable commercial efforts to cause a nominee, if any, selected by SBI Brightline to be appointed to our board of directors.

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SBI Brightline may reject a tranche if after the purchase it and its affiliates would exceed 9.8% of our outstanding common stock.

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SBI Brightline has agreed to comply with all federal and state securities laws, comply with Regulation M, and for a period of 18 months will not carry a short position or participate in short selling activities in our common stock.

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The Purchase Agreement may be terminated by the parties if either defaults under its terms or the representations and warranties provided in the agreement are not true and correct.

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SBI Brightline agreed to indemnify IDI Global if there were any material inaccuracies in its representations and arranties in the agreement or failure to comply with covenants and agreements

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SBI Brightline may terminate the agreement in the event:

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we issue common stock or stock equivalents not already obligated at the time of the agreement at a purchase price less than $0.70 per share without prior approval;

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we pay a dividend without prior approval;

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we default in performance of a material covenant or agreement;

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we default under the Credit Agreement;

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closing of final tranche is not completed on or before May 24, 2006; or

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we issue shares for less than the exercise price without approval.

Registration Rights Agreement

As part of the Credit Agreement and Securities Purchase Agreement, we entered into a Registration Rights Agreement, dated December 24, 2004, with SBI Advisors and SBI Brightline.  We agreed to register for resale the 525,000 shares of common stock underlying the warrant granted to SBI Advisors, the 3,428,570 shares to be put to SBI Brightline and the 1,142,858 shares to be issued upon exercise of the warrants granted to SBI Brightline.  We also agreed to register the resale of the 250,000 shares underlying the warrants issued to SBI USA.  We will pay the costs and expense of the registration of the shares and must reimburse the Selling Stockholders up to a maximum of $10,000 for reasonable expenses related to the preparation, execution and filing of any documents required by the Exchange Act as a result of these transactions.

We agreed to file a registration statement with the SEC no later then 30 days following the date of the Registration

Rights Agreement, which was January 23, 2005.  We are negotiating with SBI Brightline and SBI Advisors to extend that date.  We are obligated to use reasonable efforts to cause the registration statement to be declared effective as soon as practicable, but not later than April 1, 2005.  If we fail to have the registration statement declared effective by the April 1, 2005, then we must issue additional shares of common stock and grant warrants to purchase additional shares equal to 1% of the number each Selling Stockholder is entitled to under the agreements every 30 days after that date.   We are negotiating a new deadline for effectiveness.

Additional terms of the Registration Rights Agreement are as follows:

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We agreed to prepare and file amendments and supplements to maintain effectiveness of the registration statement until

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all the registered shares have been disposed,

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all the registered shares may be sold under Rule 144 without volume limitation, or

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all the registered shares may be sold without restriction under the Securities Act.

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We agreed to take lawful action to ensure that the registration statement and related prospectus, at the time of effectiveness and during the registration period, does not contain an untrue statement of material fact or omit to state a material fact required to be stated or necessary to make the statements not misleading.

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We are not obligated to file a post-effective amendment or supplement to the registration statement or prospectus during a black out event.  A black out event will be determined in good faith by our chief executive officer and board of directors.  However, without the written consent of the Selling Stockholders, the black out period can not exceed 60 days.

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We must register and qualify the registered shares under “blue sky” laws of any jurisdiction that a majority-in-interest of the Selling Stockholders request.

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The Selling Stockholders shall immediately discontinue the sale of shares if we discover a material misstatement or omission of fact.

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In case of an underwritten offering, the Selling Stockholders shall agree to publicly sell shares.

We have agreed to indemnify the Selling Stockholders from and against damages or liabilities arising out of or based on an untrue statement in the registration statement or omission to state a material fact necessary to make the statements not misleading.  However, we are not liable for indemnification if the Selling Stockholder provided written information to us for preparation of the registration statement which contained a misstatement of fact or failed to state a material fact. Additionally, we are not liable for indemnification if the Selling Stockholder received notice of, but used an outdated or defective prospectus.

The Selling Stockholders and underwriter, if any, have agreed to indemnify the company, its directors and officers damages or liabilities arising out of or based on an untrue statement in the registration statement or omission to state a material fact necessary to make the statements not misleading provided in writing to the company by the Selling Stockholder or underwriter.  However, the Selling Stockholder or underwriter is liable only for the net proceeds paid to the Selling Stockholder and underwriter and is not liable for legal or other expense related to the investigation or defense of the action.

SBI USA Letter Agreement

On January 14, 2005, we granted a warrant to purchase 250,000 shares to SBI USA LLC (SBI USA) in consideration for SBI Advisors and SBI Brightline not exercising their legal right to re-price the Term Credit Agreement and Securities Purchase Agreement when we agreed to sell additional shares and warrants under an Asset Purchase Agreement, dated January 14, 2005, between IDI Global and IDI Small Business, on the one hand, and Mentoring of America, LLC and HG Marketing, Inc., on the other hand.  This warrant may be exercised at $0.70 per share for a period of four years commencing on January 14, 2007.  We are required to register the resale of the common stock underlying the warrant pursuant to the Registration Rights Agreement described above.

Hire Solutions

On July 28, 2005, IDI Small Business, a wholly owned subsidiary of IDI Global, Inc. entered into an agreement to purchase the assets of Hire Solutions, LLC (“Hire”), a business that provides training and other services regarding job placement opportunities and transactions.  IDI Small Business, Inc. purchased all of the assets utilized in the operation of the Business, and obtained all rights and interests required to assume control and operation of the Business.  IDI Small Business, Inc also executed an employment agreement with the owner and founder of Hire Solutions, LLC for the continued executive leadership and development of the assets purchased in the above mentioned transaction.  The purchase price was 294,118 shares of IDI Global, Inc. stock. The Company also granted to Hire a put, in connection with which Hire could put the shares back to the Company in exchange for the purchase price to be paid in cash.  Pursuant to the Asset Purchase Agreement, if Hire exercises its put, the Company is not required to pay the purchase price in cash until the sales channel purchased has generated net income of at least $100,000.  On October 18, 2005, Hire exercised the put.  However, because as of November 17, 2005, the sale channel had not generated at least $100,000 in net income, the Company was not yet required to pay the purchase price in cash.

REPORTS TO SECURITY HOLDERS

We are required to comply with the reporting requirements of Section 12(g) of the Exchange Act and must file annual, quarterly, and other periodic reports with the SEC, as well as proxy and information statements.  The public may read and copy any materials we file with the SEC, including copies of this registration statement at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300.  We are an electronic filer and copies of our periodic reports and other information filed with the SEC should be available through the Internet by using the SEC’s EDGAR database which may be found at  http://www.sec.gov.  We also have an Internet web site at www.idiglobal.com.

PROPERTY

Our operations are headquartered in a 12,685 square foot facility located in the Stratford Park business complex in Orem, Utah.  Internet Development entered into a lease agreement with Stratford Park, L.C on July 7, 2002.  The lease provides for a five year term, which commenced on September 1, 2000, and expires on August 30, 2005, and requires a monthly rent of approximately $14,635.  The lease may be terminated by the landlord in the case of damage or destruction of the property by fire, subject to listed conditions in the lease, with written notice within 30 days of the casualty.  The lease also may be terminated by the landlord if we fail to pay rent, made a material false statement in connection with the negotiation of the lease, abandon or vacate the property, fail to abide by the terms and covenants of the lease, or if we declare bankruptcy.

Our subsidiaries also lease office space in Ft. Worth, Texas, St. George, Utah and Salt Lake City, Utah. We also lease our headquarters offices in Orem, Utah.

LEGAL PROCEEDINGS

In March 2005, two former employees, Ryan Romero and Jeremy Hall, filed suit against IDI Global in the 4th Judicial District Court, Provo Department, State of Utah (Civil No. 050400572).  The suit alleges that Romero and Hall are entitled to options that were allegedly promised to them in connection with the termination of their employment. We filed our answer and discovery is proceeding. We deny these allegations, and intend to defend vigorously against this suit.

On June 24, 2004, Independent Marketing, Inc. filed a lawsuit in the Third District Court for Salt Lake County, State of Utah, against Internet Development, Inc.  The allegations in the suit relate to the alleged hiring of three employees who were bound by a non-competition agreement with Independent Marketing, Inc.  However, we believe the three employees were not hired by Internet Development, Inc., and intend to vigorously defend this suit.

On April 1, 2004 Ascendiant Capital Group, LLC, filed a complaint against IDI Global in the Superior Court of the State of California for the County of Orange - Central Justice Center.  The complaint alleges that IDI Global breached a consulting agreement with Ascendiant Capital Group, and that Ascendiant Capital Group is entitled to damages in excess of $25,000.  We intend to defend against the claims, and on May 11, 2004, we filed a cross-complaint alleging breach of contract by Ascendiant Capital Group.  This case has been stayed pending the outcome of the Mercator litigation discussed below.

On March 12, 2004 Mercator Momentum Fund, L.P. and Mercator Momemtum Fund III, both California limited partnerships, and Mercator Advisory Group, L.L.C., a California limited liability company, filed a complaint against IDI Global, Inc. in the Superior Court of the State of California for the County of Los Angeles.  The complaint alleges that IDI Global breached a Securities Purchase Agreement by refusing to accept $3,500,000 in consideration for promissory notes in the amount $3,500,000 with 3.5% interest, warrants to purchase 1,312,500 shares of IDI Global common stock at an exercise price of $1.20, a $175,000 due diligence fee, and failure to register the shares of common stock.  We intend to defend against the claims, but due to the fact that we were recently served with the complaint, we have not identified all defenses we may have to these claims.

On May 5, 2005, Newave, Inc. filed suit against IDI Global and Chief Financial in the Superior Court of the State of California, for the County of Santa Barbara (Case No. 1167126).  The complaint claims breach of contract and unjust enrichment by IDI Global and Chief Financial, and seeks damages in excess of $150,000 plus costs.  IDI Global filed its answer, and the case is proceeding.  We deny the allegations in the complaint, and intend to defend vigorously against this suit.

On August 8, 2005, Paul Watson, a former employee of the Company brought suit against the Company and Kevin Griffith in the 4th Judicial District Court for Utah County, State of Utah (Civil No. 050402458).  Mr. Watson brought claims for breach of contract, false light, and wrongful discharge, and seeks back pay and loss of income.  The Company and Mr. Griffith filed an answer and counterclaim against Mr. Watson, bringing claims of defamation, intentional and negligent interference with prospective economic relations, breach of fiduciary duty, breach of contract, conversion, and unjust enrichment.  The Company and Mr. Griffith dispute the claims brought by Mr. Watson and intend to vigorously pursue this action.

 MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors, their respective ages, positions and biographical information are presented below.  Our bylaws provide for two directors to serve until the next shareholder annual meeting or until succeeded by another qualified director.  Our executive officers are chosen by our board of directors and serve at its discretion.  There are no existing family relationships between or among any of our executive officers or directors.

Name

Age

Position Held

Director Since

Kevin R. Griffith

 49

President, CEO, Secretary/Treasurer

January 16, 2002

Chairman of the Board

Michael T. Morley

 46

Director

May 18, 2004

Steven D. Weatherly

 50

Consultant performing certain

N/A

services commonly performed

by a Chief Financial Officer

Kevin Griffith – Starting in March 1999, Mr. Griffith served as Executive Vice-President of Internet Development, Inc., Utah corporation, and he later became President and Director of that company.   He was appointed as a Director, Chief Executive Officer, Secretary/Treasurer of IDI Global in January 2002.  In May 2004 he was appointed as President of IDI Global and Chairman of the Board.   From December 2000 to December 2002, he served as Chief Executive Officer of Worldwide Financial Holdings, Inc.  He has over twenty years of experience in sales and marketing, finance and corporate management.  Mr. Griffith received a bachelors degree in communications, magna cum laude, from Brigham Young University.

Michael T. Morley – On May 18, 2004, Mr. Morley was appointed as a Director.  Mr. Morley is the owner of M-13 Construction, a commercial construction company.  He has been involved in the construction business for over 25 years.  He serves as a Representative in the Utah State Legislature.

Steven D. Weatherly – Started SDW Services in January of 2000. In May of 2003 Mr. Weatherly started as Consultant performing certain services for Chief Financial Inc commonly provided by a Chief Financial Officer.  Chief was purchased by IDI Global in January of 2004 and he became a Consultant performing certain services for IDI Global commonly provided by a Chief Financial Officer in September of 2004. He has over 20 years of experience in management, accounting, and financial controls; this includes 15 plus years in the position of Chief Financial Officer of several sales and service corporations. Mr. Weatherly has a Bachelor of Business Administration in Finance, West Texas A & M University.

EXECUTIVE COMPENSATION

The following table shows the compensation paid to our named executive officer in all capacities during the past three fiscal years.

SUMMARY COMPENSATION TABLE

			Annual Compensation		Long Term Compensation
Name and principal position	Year	Salary ($)	Bonus ($)	Other annual compensation ($)	Awards Securities underlying Options/SARs (#)
Kevin Griffith President, CEO, Sec./Treas.	2004 2003 2002	$ 150,000 87,500 156,000 (3)	$ 27,000 0 62,000 (4)	$ 51,096 (1) 3,096 (2) 37,000 (5)	0 0 3,000,000 (6)

(1)  Represents commissions of $48,000 and $3,096 payments for an automobile provided by the company.

(2)   Represents payments for car provided by the company.

(3)   Represents salary paid of $7,500 and accrued salary of $148,500.

(4)   Represents accrued bonus.

(5)   Represents $35,000 signing bonus and automobile provided by the company.

(6)   Represents options to buy common stock recognized by IDI Global.

Compensation of Directors

We do not have any standard arrangement for compensation of our directors for any services provided as director, including services for committee participation or for special assignments.

Employment Contracts

In April 1, 2002 Internet Development, Inc., entered into an employment agreement with Kevin R. Griffith.  The agreement provided for a signing bonus of $35,000 payable upon the completion of six months employment.  Mr. Griffith is entitled to receive an annual salary of $150,000, commissions of at least $2,000 per month up, to $4,000 per month, and he is entitled to stock options and an incentive bonus of $27,000 based upon criteria established by our board of directors.  If Internet Development terminates Mr. Griffith’s employment, with or without cause, then he is entitled to receive full compensation for a period of four months.  If he terminates his employment, then he is not entitled to any severance compensation.

CERTAIN RELATED TRANSACTIONS

The following information summarizes transactions exceeding $60,000 we have either engaged in during the last two years, or propose to engage in, involving our executive officers, directors, greater than 5% stockholders, or immediate family members of these persons.

In January 2004, IDI Global entered into an acquisition agreement with Chief Financial, Inc.  Chris Flores, an employee of Internet Development, is the President of Chief Financial.  IDI Global issued 1,000,000 common shares valued at approximately $1,500,000 in exchange for 100% of the Chief Financial outstanding common stock of Chief Financial and Professional Consulting Services, its wholly owned subsidiary.

During 2003, Kevin R. Griffith, our CEO, loaned $35,000 to IDI Global and he received $102,193 in 2002 as principal payment on a note payable.  This note is to be combined with deferred compensation of $98,542 to total $133,011.  Also, during 2002, we exchanged 4,385,000 shares of common stock to satisfy a $300,000 note payable to Mr. Griffith.

In January 2003, IDI Global sold the marketing rights for a business marketing model valued at $151,200 to New Connexions, Inc., for a 10% ownership interest in that company.  The brother of Steven R. Comer, our former President and director, is an officer and director of New Connexions.  During 2003, we agreed to fund the development of New Connexions’ business and we advanced funds of $953,038 to New Connexions for this development.  The advance is non-interest bearing and is expected to be recouped over the next four to five years.  We have received revenues from sources developed by New Connexions, but have not received any payments on the advance.  We also have an option to purchase the remaining 90% interest in New Connexions.

Our CEO, Kevin R. Griffith, holds a secured convertible promissory note, dated April 16, 2001, related to an obligation of idiglobal.com to repay $300,000 provided to Worldwide Financial Holdings, Inc. by Mr. Griffith in anticipation of a merger with idiglobal.com.  Worldwide Financial Holdings, Inc., loaned the $300,000 to idiglobal.com as part of an expected merger and when the parties agreed to terminate the merger, idiglobal.com agreed to assume this obligation.  The promissory note carries 12% interest and, in addition to the principal and interest, Mr. Griffith will also receive a loan origination fee of $9,000.  This note is in default.  The note may be converted by the holder into shares of common stock at a conversion price of $0.20 per share.  If the note is converted into common stock, then the holder has the right to have those shares registered under any registration statement we file under the Securities Act of 1933.

PRINCIPAL STOCKHOLDERS

The following table lists the beneficial ownership of our common stock by our management.  We are unaware of any person or group that beneficially owns more than 5% of our outstanding common stock.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the shares.  Except as indicated by footnote, the persons named in the table below have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them.  The percentage of beneficial ownership is based on 19,460,174 outstanding shares as of November 17, 2005 , and any shares that each of the following persons may acquire within 60 days by the exercise of warrants and/or options.

MANAGEMENT

Name and Address of

Number of Shares

Beneficial Owners

Common Stock

Percentage of Class

Kevin R. Griffith

4,000,000 (1)

20.1%

462 East 800 North

Orem, Utah 84097

Michael T. Morley

              0

            0%

462 East 800 North

Orem, Utah 84097

(1)   Represents 3,000,000 shares and options to purchase 1,000,000 shares exercisable within the next 60 days.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 50,000,000 shares of common stock, par value $.001, of which 19,011,174 shares were issued and outstanding as of January 18, 2005.  All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights.  Each share of common stock entitles the holder (i) to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders, (ii) to participate equally and to receive any dividends as may be declared by the Board of Directors out of funds legally available; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of the company.  Our stockholders have no preemptive rights to acquire additional shares of common stock or any other securities.   As noted above, we have not paid any dividends to date and presently do not intend to pay dividends on our common stock.

SELLING STOCKHOLDERS

The Selling Stockholders are SBI Advisors, SBI Brightline, and SBI USA.  The following table identifies the relationship of the Selling Stockholders to IDI Global during the past three years.  The table also lists the number of shares of common stock owned by each Selling Stockholder prior to the offering, the estimated number of shares to be offered for the Selling Stockholder’s account and the estimated number of shares and percentage of outstanding shares to be owned by each Selling Stockholder after the completion of the offering.  The information as to ownership prior to the offering has been provided by the Selling Stockholders; however, the Selling Stockholders may have sold, transferred or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act since the date of on which they provided the information.

Since the Selling Stockholders may sell all, a portion, or none of their shares from time to time, no firm estimate can be made of the aggregate number of shares that will be owned by each Selling Stockholder upon completion of the offering.  Accordingly, the ownership amount and percentage after the offering assumes the sale of all of the registered shares by the Selling Stockholders.

As used in this prospectus “Selling Stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received form the named Selling Stockholders as a gift, pledge, distribution or other non-sale related transfer.

Name and relationship	Securities owned prior to offering	Number of shares being registered	Estimated securities owned after offering Shares Percent
SBI Brightline X LLC Investor	4,571,428 (1)	4,571,428	0	0
SBI Advisors, LLC Agent for Hong Kong Central Credit Union	525,000 (2)	525,000	0	0
SBI USA Agent for SBI Brightline	250,000 (3)	250,000	0	0

Total	5,346,428	5,346,428	0	0

(1)

Consisting of 3,428,570 shares issuable to SBI Brightline in connection with the Purchase Agreement and 1,142,858 shares issuable upon exercise of warrants issued to SBI Brightline in connection with the Purchase Agreement.  There can be no guarantee that SBI Brightline will exercise the warrants or sell any of the shares of our common stock issued upon exercise of the warrants or in connection with the Purchase Agreement.  SBI Brightline is an entity controlled by Shelly Singhall.

(2)

Consists of shares underlying warrants.  There can be no guarantee that SBI Advisors will exercise the warrants or sell any of the shares issued to it upon such exercise.  SBI Advisors is an entity controlled by Shelly Singhall.

(3)

Consists of shares underlying warrants.  There can be no guarantee that SBI USA will exercise the warrants or sell any of the shares issued to it upon such exercise.  SBI USA is an entity controlled by Shelly Signhall.

TRANSACTIONS RELATED TO THE SELLING STOCKHOLDERS

Term Credit Agreement

IDI Global entered into a Term Credit Agreement (the “Credit Agreement”), dated December 24, 2004, with Hong Kong League Central Credit Union, a Hong Kong corporation, and SBI Advisors, LLC (“SBI Advisors”), a California limited liability company.  Under the Credit Agreement, we received a term loan in the principal amount of $1,750,000, with interest of 2.0% per month.  The loan was evidenced by a term note, dated December 24, 2004, with a maturity date of May 24, 2005; however, we can elect to extend the term of repayment to November 23, 2005, if we provide written notice of our intent to extend and we pay an extension fee of 5% of the then-outstanding principal balance.

We will make payments due under the Credit Agreement to SBI Advisors, as agent for Hong Kong Credit Union.  SBI Advisors has the authority to make any decision, take action, and give consent or waiver under the Credit Agreement.  However, any amendment, modification or termination of the Credit Agreement requires written approval from Hong Kong Credit Union.

The Credit Agreement required that upon closing we grant to SBI Advisors a warrant to purchase 525,000 shares of common stock at an exercise price of $0.70 per share.  The warrant has a term beginning on December 24, 2004, and ending four years from the effective date of the registration statement covering the resale of the underlying shares of the warrant.  The warrant may be exercised through a “cashless exercise” adjusted for the market price five days prior to the cashless exercise date, as outlined in the warrant.  The exercise price and the number of shares issued upon exercise of the warrant shall be adjusted for stock splits, stock dividends or recapitalization.  If we issue common stock for consideration less than $0.70 per share, then the exercise price and/or amount of shares may be adjusted to be equivalent to that price per share.  However,  warrants issued prior to the date of this Agreement may be exercised, or we may grant stock options as compensation for employees, consultants or director, without triggering an adjustment to this warrant.  The holder of the warrant will have the right to notice and the right to acquire and receive common stock in the case of any consolidation, merger or sale, and any distribution of assets.  The warrant may be assigned by the warrant holder.  We must satisfy any blue sky registration or qualification for the shares underlying  the warrant.

So long as amounts are outstanding under the Credit Agreement, we may complete a one-time debt financing transaction with Hong Kong Credit Union in the amount of $400,000, with 8% interest.  Hong Kong Credit Union will have the right to convert this debt into shares of common stock at a conversion rate of $0.70 per share.  Any conversion of this debt into common stock is subject to adjustment for stock splits, stock dividends, and recapitalization, and the underlying shares  will have “piggy back” registration rights.

Additional terms of the Credit Agreement are as follows:

•

We may prepay the note at any time prior to the maturity date without penalty.

•

We may not use any proceeds from the loan to acquire any security registered pursuant to Section 12 of the Exchange Act.

•

We may not enter into any transaction including the purchase, sale or exchange of property or the rendering of any services with an affiliate who beneficially owns, directly or indirectly, 20% or more of our outstanding common stock.

•

We may not assign our rights and obligations without the written consent of SBI Advisors or Hong Kong Central  Credit Union.  However, they have the right to assign their rights and obligations without our consent or approval.

•

All parties waived the right to a trial by jury for any cause of action arising from the Credit Agreement.

•

We are obligated to pay the costs and other expenses related to the Credit Agreement and Securities Purchase Agreement, discussed below, and pay the costs of any transactions related to those agreements.

In the event we default on the Credit Agreement, the default interest increases to a rate of 2.5% and the note is due and payable in full, without demand.  Default events include:

•

failure to pay the note when due;

•

breach of any covenant in the credit agreement;

•

default under the Securities Purchase Agreement with SBI Brightline X LLC or the termination of that agreement;

•

creation of a lien upon our property or a governmental tax or a judgment lien is placed on our property;

•

insolvency or dissolution; or

•

a levy or writ of attachment or garnishment is issued against us.

Securities Purchase Agreement

In connection with our entering into the Credit Agreement, we also entered into a Securities Purchase Agreement (the “Purchase Agreement’), dated December 24, 2004, with SBI Brightline X LLC (“SBI Brightline”), a newly formed Delaware limited liability company located in Newport Beach, California.   SBI Brightline agreed to purchase up to 3,428,570 shares of IDI Global common stock at $0.70 per share.  SBI Brightline agreed to purchase the common stock in eighteen separate 200,000-share tranches at $140,000 each at any time commencing on the date the registration statement covering the resale of the shares is declared effective.  We agreed with SBI Brightline that we will not put the tranches to SBI Brightline unless the market price for our common stock is in excess of $0.70 per share at the time of a put.

Pursuant to the terms of the Purchase Agreement, we also granted to SBI Brightline a warrant to purchase an aggregate of 571,429 shares of common stock at $0.70 per share. This warrant was exercisable on the date of grant and expires four years after the effective date of a registration statement covering the resale of the underlying shares.  This warrant has similar terms and conditions related to antidilution protection, cashless exercise, blue sky registration or qualification and registration rights as the warrant granted to SBI Advisors, discussed above.

Pursuant to the terms of the Purchase Agreement we granted an additional warrant to purchase 571,429 shares of common stock to SBI Brightline at $0.70 per share.   This warrant shall be exercisable from and after the earlier of the date 60 days after the first to occur of (i) the closing of the ninth tranche for the sale of 200,000 shares or (ii) termination by IDI Global of the Purchase Agreement and it expires four years after the effective date of a registration statement covering the resale of underlying shares.  However, the exercise period will not begin if the holder is deemed to be a beneficial owner of 9.8% of our outstanding common stock.  In that event, the exercise period will begin again after the holder is no longer a beneficial owner of 9.8% of our outstanding common stock.  This warrant has similar terms and conditions related to antidilution protection, cashless exercise, blue sky registration or qualification and registration rights as the warrant granted to SBI Advisors, discussed above.

Additional terms of the Securities Purchase Agreement are as follows:

•

We may elect to sell a tranche every five business day period by providing written notice to SBI Brightline and SBI Brightline is obligated to purchase each tranche.

•

We must sell the entire 200,000 shares of each tranche, we must sell the tranches in order and the first and second tranche may be sold simultaneously to SBI Brightline.

•

The number of shares and the purchase price must be adjusted for stock splits or stock dividends.

•

We must pay a fee to SBI USA equal to 10% of the gross proceeds of the first $1.75 million, then pay a fee of 5% for each additional tranche purchase price.

•

We must use 100% of the proceeds from the first and second tranche to repay the Credit Agreement, discussed above.  After the second tranche we must use one-half of the proceeds of each tranche to repay the Credit Agreement.  Also, we must use one-half of the proceeds from the exercise of warrants granted under the Purchase Agreement to repay the Credit Agreement.

•

Until our obligations are satisfied under the Purchase Agreement and the Credit Agreement, we must permit SBI Brightline to have one non-voting representative attend and observe each meeting of our board of directors, and we must pay the expenses of the representative to attend the meeting.

•

We shall use our reasonable commercial efforts to cause a nominee, if any, selected by SBI Brightline to be appointed to our board of directors.

•

SBI Brightline may reject a tranche if after the purchase it and its affiliates would exceed 9.8% of our outstanding common stock.

•

SBI Brightline has agreed to comply with all federal and state securities laws, comply with Regulation M, and for a period of 18 months will not carry a short position or participate in short selling activities in our common stock.

•

The Purchase Agreement may be terminated by the parties if either defaults under its terms or the representations and warranties provided in the agreement are not true and correct.

•

SBI Brightline agreed to indemnify IDI Global if there were any material inaccuracies in its representations and warranties in the agreement or failure to comply with covenants and agreements

•

SBI Brightline may terminate the agreement in the event:

•

we issue common stock or stock equivalents not already obligated at the time of the agreement at a purchase price less than $0.70 per share without prior approval;

•

we pay a dividend without prior approval;

•

we default in performance of a material covenant or agreement;

•

we default under the Credit Agreement;

•

closing of final tranche is not completed on or before May 24, 2006; or

•

we issue shares for less than the exercise price without approval.

Registration Rights Agreement

As part of the Credit Agreement and Securities Purchase Agreement, we entered into a Registration Rights Agreement, dated December 24, 2004, with SBI Advisors and SBI Brightline.  We agreed to register for resale the 525,000 shares of common stock underlying the warrant granted to SBI Advisors, the 3,428,570 shares to be put to SBI Brightline and the 1,142,858 shares to be issued upon exercise of the warrants granted to SBI Brightline.  We also agreed to register the resale of the 250,000 shares underlying the warrants issued to SBI USA.  We will pay the costs and expense of the registration of the shares and must reimburse the Selling Stockholders up to a maximum of $10,000 for reasonable expenses related to the preparation, execution and filing of any documents required by the Exchange Act as a result of these transactions.

We agreed to file a registration statement with the SEC no later then 30 days following the date of the Registration Rights Agreement, which is January 23, 2005.  We obtained from SBI Brightline and SBI Advisors an extension of time to file the registration statement.  We are obligated to use reasonable efforts to cause the registration statement to be declared effective as soon as practicable.

Additional terms of the Registration Rights Agreement are as follows:

•

We agreed to prepare and file amendments and supplements to maintain effectiveness of the registration statement until

•

all the registered shares have been disposed,

•

all the registered shares may be sold under Rule 144 without volume limitation, or

•

all the registered shares may be sold without restriction under the Securities Act.

•

We agreed to take lawful action to ensure that the registration statement and related prospectus, at the time of effectiveness and during the registration period, does not contain an untrue statement of material fact or omit to state a material fact required to be stated or necessary to make the statements not misleading.

•

We are not obligated to file a post-effective amendment or supplement to the registration statement or prospectus during a black out event.  A black out event will be determined in good faith by our chief executive officer and board of directors.  However, without the written consent of the Selling Stockholders, the black out period can not exceed 60 days.

•

We must register and qualify the registered shares under “blue sky” laws of any jurisdiction that a majority-in-interest of the Selling Stockholders request.

•

The Selling Stockholders shall immediately discontinue the sale of shares if we discover a material misstatement or omission of fact.

•

In case of an underwritten offering, the Selling Stockholders shall agree to publicly sell shares.

We have agreed to indemnify the Selling Stockholders from and against damages or liabilities arising out of or based on an untrue statement in the registration statement or omission to state a material fact necessary to make the statements not misleading.  However, we are not liable for indemnification if the Selling Stockholder provided written information to us for preparation of the registration statement which contained a misstatement of fact or failed to state a material fact. Additionally, we are not liable for indemnification if the Selling Stockholder received notice of, but used an outdated or defective prospectus.

The Selling Stockholders and underwriter, if any,  have agreed to indemnify the company, its directors and officers damages or liabilities arising out of or based on an untrue statement in the registration statement or omission to state a material fact necessary to make the statements not misleading provided in writing to the company by the Selling Stockholder or underwriter.  However, the Selling Stockholder or underwriter is liable only for the net proceeds paid to the Selling Stockholder and underwriter and is not liable for legal or other expense related to the investigation or defense of the action.

SBI USA Letter Agreement

On January 14, 2005, we granted a warrant to purchase 250,000 shares to SBI USA LLC (“SBI USA”) in consideration for SBI Advisors and SBI Brightline not exercising their legal right to reprice the Term Credit Agreement and Securities Purchase Agreement when we agreed to sell additional shares and warrants under an Asset Purchase Agreement, dated January 14, 2005, between IDI Global and IDI Small Business, on the one hand, and Mentoring of America, LLC and HG Marketing, Inc., on the other hand.  This warrant may be exercised at $0.70 per share for a period of four years commencing on January 14, 2007.  We are required to register the resale of the common stock underlying the warrant pursuant to the Registration Rights Agreement described above.

PLAN OF DISTRIBUTION

We have agreed to register these shares for the benefit of the Selling Stockholders, but the registration of these shares does not necessarily mean that any of them will be offered or sold by the Selling Stockholders.  The Selling Stockholders will have full discretion as to when and if the registered shares will be sold, and the manner and timing of sales of the shares.  They may sell all or a portion of the shares through public or private transactions, on or off established markets, or in negotiated transactions or otherwise.  We will not use the services of underwriters or dealers in connection with the sale of the shares registered under this prospectus.

The shares may be sold by the Selling Stockholders either directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares may be sold may include:

•

a block trade, which may involve crosses, in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•

ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•

privately negotiated transactions; and

•

any other method permitted by law.

The sale price to the public may be:

•

the market price prevailing at the time of sale;

•

a price related to the prevailing market price;

•

at negotiated prices; or

•

any other price as the Selling Stockholders determine from time to time.

The Selling Stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the shares by the Selling Stockholders and any commissions received by any broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.  Because the Selling Stockholders may be deemed to be “underwriters,” they will be subject to the prospectus delivery requirements of the Securities Act.  SBI Brightline is an underwriter with respect to its sale of shares under this prospectus and the registration statement of which it is a part.

We and the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated under it, including, without limitation, Regulation M.  Regulation M restricts certain activities of the Selling Stockholders and may limit the timing of purchases and sales of any of the shares by the Selling Stockholders or any other person.  Also, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of a distribution.  All of these limitations may affect the marketability of our shares and the ability of any person or entity to engage in market-making activities with respect to our shares.

The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders.  These broker-dealers may also receive compensation from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as a principal.  This compensation might be in excess of customary commissions as to a particular broker-dealer.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that Selling Stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

In the event a block trade or other special offering of these shares is arranged, then we will distribute a prospectus supplement, if required, that will identify the name of any dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholders and as well as any other required information.

Some state securities laws may require the shares be sold only through registered or licensed brokers or dealers.  In addition, in some states, these shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from the registration or qualification requirement of that state is available and is complied with.

OTHER INFORMATION

INTEREST OF NAMED EXPERTS AND COUNSEL

We are not aware of any expert or legal counsel named in this prospectus who will receive a direct or indirect substantial interest in the offering.  Our financial statements for the year ended December 31, 2003 and December 31, 2002, were audited by Chisholm, Bierwolf & Nilson, LLC.  We have included the financial statements in this prospectus in reliance on the reports provided by Chisholm, Bierwolf & Nilson, LLC, dated February 13, 2004, given on their authority as experts in accounting and auditing.

The validity of the shares offered hereby will be passed upon for us by Durham Jones & Pinegar, P.C., 111 East Broadway, Suite 900, Salt Lake City, Utah 84111.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

ADDITIONAL INFORMATION

This prospectus does not contain all of the information in or attached as an exhibit to the registration statement.  Investors should refer to the exhibits to the registration statement for the complete text.  The registration statement and its exhibits may be inspected at the office of the SEC without charge.  A copy of the registration statement, any post-effective amendment and exhibits may be accessed through the SEC’s EDGAR database located at the SEC’s web site at http://www.sec.gov.  Other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024 of the SEC's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549.  Additional updating information with respect to the securities covered by this prospectus may be provided to purchasers in the future by means of amendments to this prospectus.

In addition, the information incorporated by reference is available to you without charge upon your written or oral request.  IDI Global agrees to respond to your requests for the additional information within one business day of receipt of the request.  IDI Global will send the copies of the document by first class mail or other equally prompt means.  You must address your request to:

Investor Relations

IDI Global, Inc.

462 East 800 North

Orem, Utah 84097

Telephone: (801) 224-4444

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

In our current report dated February 9, 2004, we reported that our independent auditors, Chisholm & Associates, Certified Public Accountants, resigned as our independent auditors and we engaged Chisholm, Bierwolf & Nilson, LLC.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Audited consolidated financial statements for IDI Global for the year ended December 31, 2004 and 2003

Independent Auditor’s Report of Chisholm, Bierwolf & Nilson, LLC

F-2

Consolidated Balance Sheets

F-3

Consolidated Statements of Operations

F-5

Consolidated Statements of Stockholders’ Equity

F-6

Consolidated Statements of Cash Flows

F-7

Notes to Financial Statements

F-9

Unaudited consolidated financial statements for IDI Global for the three and nine month periods ended September 30, 2005 and 2004

Consolidated Balance Sheets

Q-2

Consolidated Statements of Operations

Q-4

Consolidated Statements of Cash Flows

Q-5

Notes to Consolidated Financial Statements

Q-7

IDI GLOBAL, INC. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2004 and 2003

C O N T E N T S

Auditor’s Report

 3

Consolidated Balance Sheets

 4

Consolidated Statements of Operations

 6

Consolidated Statements of Stockholders’ Equity

 7

Consolidated Statements of Cash Flows

 8

Notes to the Consolidated Financial Statements

 10

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

of IDI Global, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of IDI Global, Inc. and Subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IDI Global, Inc. and Subsidiaries as of December 31, 2004 and 2003 and the results of its operations and cash flows for the years then ended in conformity with U.S. generally accepted accounting standards.

Chisholm, Bierwolf & Nilson, LLC

Bountiful, Utah 84010

January 15, 2005

IDIGlobal, Inc. and Subsidiaries
Consolidated Balance Sheets

ASSETS
	December 31,
	2004	2003

Current Assets
Cash	$1,882,297	$ 797,176
Restricted Cash	904,128	852,011
Accounts Receivable, net	133,236	95,355
Other Receivables, net	26,597	-
Advances to Related Party	23,785	-
Note Receivable - Related Party	50,236	-
Inventory	6,300	6,300
Prepaid expenses	219,121	76,238

Total Current Assets	3,245,700	1,827,080

Software Development and Equipment, Net	336,114	278,541

Other Assets
Deferred Income Taxes	154,565	135,845
Deferred financing costs	153,600	-
Deposits	241,721	231,821
Investments	151,200	151,200
Note Receivable - Related Party	1,027,804	-
Advances to Related Party	-	953,038
Goodwill	2,840,684	1,500,000

Total Other Assets	4,569,574	2,971,904

Total Assets	$8,151,388	$5,077,525

The accompanying notes are an integral part of these consolidated financial statements.

IDIGlobal, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2004	2003
Current Liabilities
Accounts Payable	$ 126,194	$ 118,853
Accrued Expenses	797,853	848,776
Income Taxes Payable	100	100
Reserve for Refunds and Chargebacks	234,388	103,000
Line of credit	23,079	-
Notes Payable	2,070,978	1,303,941

Total Current Liabilities	3,252,592	2,374,670

Deferred Income Tax Liability	20,320	20,320

Total Liabilities	3,272,912	2,394,990

Stockholders' Equity
Common Stock, Authorized 50,000,000 Shares, $.001 Par Value,
Issued and Outstanding 19,005,224 and 14,975,433, Respectively	19,005	14,976
Additional Paid in Capital	6,920,044	3,952,427
Retained Earnings (Deficit)	(2,060,573)	(1,284,868)

Total Stockholders' Equity	4,878,476	2,682,535

Total Liabilities and Stockholders' Equity	$8,151,388	$5,077,525

The accompanying notes are an integral part of these consolidated financial statements.

IDIGlobal, Inc. and Subsidiaries
Consolidated Statements of Operations

	For the Year Ended
	December 31,
	2004	2003
Revenues, Net
Product Sales	$ 24,419,780	$ 12,175,962
Training Revenues	3,298,472	1,152,987

Total Revenues	27,718,252	13,328,949

Cost of Sales
Product Costs	18,030,686	9,115,126
Training Costs	1,465,187	671,095
Total cost of sales	19,495,873	9,786,221

Gross Profit (Loss)	8,222,379	3,542,728

Operating Expenses
General & Administrative	9,072,834	3,078,705

Total Operating Expenses	9,072,834	3,078,705

Net Operating Income (Loss)	(850,455)	464,023

Other Income(Expense)
Interest Income	3,688	4,155
Interest Expense	(197,051)	(191,485)
Other Income (Expense)	249,393	108,865

Total Other Income(Expense)	56,030	(78,465)

Income (Loss) Before Income Taxes	(794,425)	385,558

Income Tax Expense
Income Tax Expense	-	100
Deferred Income Tax (Benefit) Expense	(18,720)	84,375

Total Income Tax Expense	(18,720)	84,475

Net Income (Loss)	$ (775,705)	$ 301,083

Net Income (Loss) Per Share	$ (0.05)	$ 0.02

Weighted Average Shares Outstanding	16,010,727	12,915,689
The accompanying notes are an integral part of these consolidated financial statements.

IDIGlobal, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity (Deficit)

			Additional	Retained
	Common Stock		Paid-in	Earnings	Subscription
	Shares	Amount	Capital	(Deficit)	Receivable

Balance, December 31, 2002	11,750,000	$ 11,750	$ 1,168,848	$ (1,585,951)

April 2003 - shares issued for cash and services	125,000	125	111,125

July 2003 - stock issued for conversion of debt at $0.20 per share	1,365,000	1,365	271,589

September 2003 - stock issued from exercise of options	197,500	198	45,878		(18,475)

September 2003 - Stock issued for cash at $1.50 per share	583,333	583	874,417

October 2003 - Shares issued for acquisition of Integrated Communications Systems	954,600	955	1,499,045

Net income for the year ended December 31, 2003				301,083

Balance, December 31, 2003	14,975,433	$ 14,976	$ 3,970,902	$ (1,284,868)	$ (18,475)

January 2004 - Shares issued for acquisition of Chief Financial, Inc	700,000	700	1,049,300

January 2004 - Cash received from subscription receivable	-	-	-		13,725

March 2004 - Cash received from subscription receivable	-	-	-		4,750

May 2004 - Shares issued for settlement of lawsuit at $0.05 per share	197,377	197	9,672

October 2004 - Shares issued for legal fees at $0.88 per share	499,000	499	438,621

December 2004 - Shares issued for conversion of notes payable at $0.50 per share	2,588,364	2,588	1,291,594

December 2004 - Warrants issued in connection with note payable to SBI Advisors			160,000

Net income for the year ended December 31, 2004				(775,705)

Balance, December 31, 2004	18,960,174	$ 18,960	$ 6,920,089	$ (2,060,573)	$ -
The accompanying notes are an integral part of these consolidated financial statements.

IDIGlobal, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
	For the Year Ended
	December 31,
	2004	2003
Cash Flows from Operating Activities:
Net Income (Loss)	$ (775,705)	$ 301,083
Adjustments to Reconcile Net Loss to Net Cash
Provided by Operations:
Depreciation & Amortization	163,868	88,663
Bad Debts	184,105	-
Deferred Income Taxes	(18,720)	84,475
Stock Issued for Services & Accrued Expenses	488,049	109,205
Finance Charge Included in Principal of Notes Payable	24,602	-
Change in Operating Assets and Liabilities:
(Increase) Decrease in:
Accounts Receivable	(58,330)	(9,233)
Other Receivables	(14,597)	-
Inventories	-	(935)
Prepaid expenses	76,238	(76,237)
Employee Advances	4,940
Other Assets	(9,900)	(66,711)
Increase (Decrease) in:
Accounts Payable	(53,553)	(38,670)
Accrued Expenses	(97,900)	215,605
Reserved for Refunds and Chargebacks	(34,718)	8,000
Net Cash Provided(Used) by Operating Activities	(121,621)	615,245

Cash Flows from Investing Activities:
Payments for Notes Receivable	(168,000)	-
Proceeds from Notes Receivable	5,000	-
Purchase of Software and Equipment	(181,542)	(218,232)
Advances to related party	(148,787)	(953,038)
Cash Paid for Acquisition of Subsidiary	(50,000)	-
Cash Acquired from Acquisition of Subsidiary	1,916	-
Net Cash Provided (Used) by Investing Activities	(541,413)	(1,171,270)

Cash Flows from Financing Activities:
Proceeds from Issuance of Notes Payable	1,950,000	290,000
Proceeds from Stock Issuance	18,475	977,600
Proceeds from Line of Credit	9,861	-
Principal Payments on Line of Credit	(4,522)	-
Principal Payments on Notes Payable	(173,542)	(83,333)
Net Cash Provided (Used) by Financing Activities	1,800,272	1,184,267

Increase (Decrease) in Cash	1,137,238	628,242
Cash and Cash Equivalents at Beginning of Period	1,649,187	1,020,945
Cash and Cash Equivalents at End of Period	$ 2,786,425	$ 1,649,187
The accompanying notes are an integral part of these consolidated financial statements.

IDIGlobal, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)

For the Year Ended
December 31,
	2004	2003

Cash Paid For:
Interest	$ 2,229	$ 150,994
Income Taxes	$ 100	$ 100

Non-Cash Investing and Financing Activities:
Stock Issued for Services & Accrued Interest	$ 488,049	$ 109,205
Stock Issued for Note Payable	$ 1,036,002	$ 206,000
Stock Issued for Acquisition of Subsidiary	$ 1,050,000	$ 1,500,000

The accompanying notes are an integral part of these consolidated financial statements.

IDI GLOBAL, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Organization

IDIGlobal, Inc. (the Company), formerly Bennion Corporation, was incorporated on August 17, 1998.  On December 31, 1998, the Company merged with Bennion Corporation, an Arkansas corporation (Bennion-AR).  The Company was the surviving corporation.  The merger was recorded under the pooling of interest method of accounting.  From inception on August 17, 1998 to January 15, 2002, the Company was inactive.

On January 16, 2002, Bennion Corporation, a public company, entered into an agreement to complete a forward triangular merger with idiglobal.com, Inc., a private Delaware company, and Internet Development, Inc.,  a private Nevada company.   Per the terms of the agreement, Internet Development agreed to deliver 7,500,000 shares of the Company’s common stock to idiglobal.com’s shareholders in exchange for 100% of idiglobal.com’s shares.  The merger was treated as a reverse merger with idiglobal.com, Inc. being the accounting acquirer, therefore, all historical financial information prior to the acquisition date is that of idiglobal.com, Inc.  Pursuant to the merger, the Company changed their name from Bennion Corporation to IDIGlobal, Inc.

In October 2003, the Company issued 954,600 shares of common stock to acquire 100% of the outstanding shares of Integrated Communication Systems (“Integrated”), a New York corporation, through a merger with Sports Media International, Inc.a subsidiary organized by the Company as a merger subsidiary.  Integrated’s offices are located in New York City, and they are engaged in sports media and advertising.

In January 2004, the Company acquired 100% ownership in Chief Financial and their wholly owned subsidiary Professional Consulting Services. Prior to the acquisition, the Company outsourced a share of its small office home office (SOHO) sales and marketing operations to Chief Financial.  Chief Financial is located in Ft. Worth Texas, and PCS is located in St. George, Utah.

The Company is an ASP (applications service provider) of unique web based Internet applications for companies that have large affiliate networks.  In addition, the Company  provides proprietary applications for small business and home office businesses that require web and ecommerce enabled tools to create a virtual presence on the Internet.  The Company provides in house servers and management to host all of its applications and control security for its customers.

b.  Accounting Method

The Company recognizes income and expense on the accrual basis of accounting.  The Company has elected a December 31 year end.

c.  Principles of Consolidation

For the year ended December 31, 2004, the consolidated financial statements include the books and records of IDI Global, Inc., Internet Development, Inc., idiglobal.com, Integrated Communication Systems Chief Financial, Inc., Professional Consulting Services and Sports Media International, Inc.  All inter-company transactions and accounts have been eliminated in the consolidation.  For the year ended December 31, 2003, the consolidated financial statements include the books and records of IDIGlobal, Inc., Internet                  Development, Inc., idiglobal.com and Integrated Communication Systems.

IDI GLOBAL, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d.  Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

e.  Restricted Cash

Restricted cash consists of monies required by the merchant account provider to be set aside for refunds and chargebacks.

f.  Receivables

Accounts Receivable primarily consists of monies due the Company for credit card sales transacted near the end of the year, but had not yet posted to the Company’s cash accounts.

An allowance for doubtful accounts in the amount of $21,104 has been established as of December 31, 2004.

Other receivables are non-trade receivables made to various individuals or companies.  Management deems the collectibility to be in question, therefore an allowance of

$72,000 has been established as of December 31, 2004 and 2003.

g.  Inventory

Inventory consists of computer equipment which is held for resale.  The equipment is stated at the lower of cost or market determined using the first-in, first-out method (FIFO).

h.  Deposits

Deposits consists of following at December 31, 2004 and 2003:

	2004	2003
Funds held by merchant account provider	$210,188	$210,188
Lease deposits	31,533	21,633
	$241,721	$231,821

During 2001, the Company paid $50,000 to a merchant account provider as a deposit for possible refunds and charge backs.  In addition to the $50,000 deposit, the merchant account provider withholds 5% of each transaction processed.   During 2004 and 2003, the merchant account provider withheld an additional $0 and $63,176, respectively.  The balance of the deposits at December 31, 2004 and 2003 is $210,188 and $210,188, respectively.

IDI GLOBAL, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

i.  Property and Equipment

Software and equipment as of December 31, 2004 and 2003 consists of the following  and are recorded at cost:

	2004	2003
Computer equipment	$279,480	$257,466
Software and loan costs	290,176	257,487
Office equipment	147,284	91,674
Furniture and fixtures	161,241	56,502
Leasehold improvements	3,562	2,500
Total fixed assets	881,743	665,629
Accumulated depreciation	(545,629)	(387,088)
Net software and equipment	$336,114	$278,541

Provision for depreciation of software and equipment is computed on the straight-line method for financial reporting purposes.  Depreciation is based upon estimated useful lives as follows:

Computer equipment

5 Years

Software and loan costs

3 Years

Office equipment

6 Years

Furniture and fixtures

10 Years

Leasehold improvements

5 Years

Maintenance, repairs, and renewals which neither materially add to the value of the equipment nor appreciably prolong its life are charged to expense as incurred.

Depreciation and amortization charged to operations was $184,105 and $88,663 for the years ended December 31, 2004 and 2003, respectively.

In accordance with Financial Accounting Standards Board Statement No. 144, the Company records impairment of long-lived assets to be held and used or to be disposed of when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount.  At December 31, 2004 and 2003, no impairments were recognized.

IDI GLOBAL, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

j.  Marketing Rights

During 2002, the Company issued 250,000 shares of common stock and 500,000 options for marketing rights for a business marketing model valued at $151,200.  During 2003, the Company sold its marketing rights to New Connexions, Inc., for a 10% ownership interest. New Connexions is considered a related party, as Steve Comer, a former officer, is the brother of an officer and shareholder of New Connexions. (See note disclosure in investments).

k.  Earnings (Loss) Per Share of Common Stock

The computation of earnings (loss) per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.    Outstanding warrants and employee stock options have been considered in the fully diluted earnings per share calculation in 2003, however the effects of these stock equivalents are anti-dilutive in the 2004 period.

	For the Years Ended
	December 31,
Basic Earnings per share:	2004	2003
Income (Loss)(numerator)	$(775,705)	$301,083
Shares (denominator)	16,010,727	12,915,689
Per Share Amount	$(0.05)	$0.02
Fully diluted Earnings per share:
Income (Loss)(numerator)	$(775,705)	$301,083
Shares (denominator)	16,010,727	20,071,294
Per Share Amount	$(0.05)	$0.01

l.  Revenue Recognition

Revenue from the sale of software and other products is recognized when an agreement is made, delivery is complete, no significant obligations remain unfulfilled, and collection of the resulting receivable is probable.  In instances where a significant obligation exists, revenue recognition is delayed until the obligation has been satisfied.  Revenue from services, including training and consulting are recognized as the services are performed.

m.  Software Development Costs

In accordance with SFAS No. 86, software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers.  Capitalized costs are then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater.  Total capitalized software development costs at December 31, 2004 were $202,329.  Amortization expense for the years ended December 31, 2004 and 2003 was $67,443, $33,721 respectively.  Research and development costs are expensed as incurred.  During 2004 and 2003, there were no research and development expenses.

IDI GLOBAL, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

NOTE 1 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

n.  Reserve for Refunds and Chargebacks

A certain percentage of sales made generally results in a refund or chargeback.  Accordingly, the Company has reserved an amount in the financial statements to account for refund and chargebacks that have not yet been charged to the Company.  Refunds and chargebacks could be paid up to one year following the original sale or transactions.

o.  Commissions

During 2004 and 2003, the company contracted with other entities to sell its products.  The Company can pay a large sales commission for outsourced sales, depending on the contract arrangements with each particular entity.

p.  Advertising and Promotion

Advertising and promotion costs are expensed as incurred and totaled $27,472 and $78,572 for the years ended December 31, 2004 and 2003, respectively.

q.  Stock Options and Warrants

As permitted by SFAS No. 123, the Company has elected to measure and record compensation cost relative to stock option costs in accordance with APB Opinion 25 which requires the Company to make pro forma disclosures of net income (loss) and basic earnings (loss) per share as if the fair value method of valuing stock options have been applied.

To measure and record compensation for warrants, the Company applies SFAS No. 123.  This requires the Company to use a Black-Scholes pricing model to estimate the fair value of the warrants at the grant date.

r.  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

IDI GLOBAL, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

NOTE 1 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

s. Recently Enacted Accounting Standards

Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs - an amendment of ARB No. 43, Chapter 4”, SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67”, SFAS No. 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29”, and SFAS No. 123 (revised 2004), “Share-Based Payment”, were recently issued.  SFAS No. 151, 152, 153 have no current applicability to the Company or their effect on the financial statements would not have been significant.  SFAS No. 123 (revised 2004) has been discussed  in note q under the caption “Stock Options and Warrants” and has been disclosed under Note 8 under the caption “Stock Options.”

t. Fair Value of Financial Instruments

The fair value of the Company’s cash and cash equivalents, receivables, accounts payable, accrued liabilities and notes payable approximate carrying value based on their effective interest rates compared to current market prices.

NOTE 2 - INCOME TAXES

The provision for income taxes is based on income and expense reported in the financial statements, which differs from that reported for income tax purpose.  Accordingly, deferred income taxes are provided in recognition of such differences.  Temporary differences include differences between book and tax depreciation and benefits derived from net operating losses.  At December 31, 2004, the Company had net operating losses totaling approximately $2,380,425 which begin to expire in the year 2019.

Income tax liabilities, expense and deferred taxes are computed by following the procedures outlined in Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes.”  The applicable federal and state tax rates in effect at December 31, 2004 and 2003 were used in calculating the income tax liabilities, expense, and deferred taxes.

Income tax expense for the years ended December 31, 2004 and 2003 is computed as follows:

	2004	2003
Current:
Federal	$ -	$ -
State	100	100
Total Current	100	100
Deferred:
Federal	(16,185)	72,809
State	(2,635)	11,566
Total Deferred	(18,820)	84,375
Total Income Tax Expense	$(18,720)	$84,475

IDI GLOBAL, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

 December 31, 2004 and 2003

NOTE 2 - INCOME TAXES (Continued)

The income tax provision reconciled to the tax computed at the federal statutory rate of 34 percent is as follows:

	2004	2003
Income taxes at statutory rate	$(283,902)	$131,089
Nondeductible expenses	1,493	(4,747)
State income taxes, net of federal tax benefit	(39,721)	18,133
Valuation allowance	340,850	(60,000)
Total	$(18,720)	$84,475

Deferred tax assets and liabilities consist of the following:
	2004	2003
Current deferred tax asset:
Net operating loss	$942,887	$530,447
Less valuation allowance	(735,452)	(394,602)
Total deferred tax asset	154,565	135,845
Long-term deferred tax liability:
Depreciation temporary differences	(20,320)	(20,320)
Net deferred tax asset	$134,245	$115,525

The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized, principally due to the expiration of net operating loss carry forwards.  As of December 31, 2004 and 2003, a valuation allowance has been recorded in the amount of $735,452 and $394,602, respectively.

NOTE 3 - NOTES PAYABLE

Notes payable are detailed as follows at December 31, 2004 and 2003:

	2004	2003
Note payable to an officer and stockholder, bears
interest at 8%, payable on demand, unsecured	$ -	$133,541

Note payable to an officer of the Company, bears
interest at 12%, matures May 2003, convertible
into common stock, unsecured	309,000	309,000

Note payable to a corporation, bears interest
at 24%, matures May 2005, unsecured	1,750,000	-

Note payable to a stockholder, bears interest
at 13%, payable on demand, unsecured	-	861,400

Note payable to a stockholder, non-interest
bearing, payable on demand, unsecured	11,978	-

Total Notes Payable	$2,070,978	$1,303,941

IDI GLOBAL, INC. AND SUBSIDIARIES

Notes to the consolidated Financial Statements

December 31, 2004 and 2003

NOTE 4 -

CONCENTRATIONS

The Company’s carrying amount of cash deposits at December 31, 2004 was $2,786,425 of which $314,143 was covered by federal depository insurance.

The Company relied on an outside company for customer leads.  During 2004 and 2003, the Company’s SOHO revenues generated thru this lead source was 35%and 91%, respectively.

NOTE 5 - RELATED PARTY TRANSACTIONS

During 2004 and 2003, the Company paid $133,542 and $0, respectively, to a stockholder as a principal payment on a note payable.  The balance of the note at December 31, 2004 and 2003 is $0 and $133,541, respectively.

During 2001, the Company received $309,000 from an officer of the Company.  The balance of the note at December 31, 2004 and 2003 is $309,000.

During 2004, the Company exchanged 2,588,364 shares of their common stock for a note payable to a stockholder of the Company.  The balance of the note at December 31, 2004 and 2003 is $0 and $861,400.

During 2003, the Company transfered its marketing rights to New Connexions, Inc. for a 10% interest in New Connexions.  Steve Comer, the Company’s prior CEO is the brother of the principal of New Connexions. In addition the Company agreed to fund the development of the New Connexions business model. During 2003, the Company advanced funds of $953,038 to New Connexions for such development. During 2004 the Company advanced an additional $148,787 to New Connexions.  In March advances in the amount of $1,078,040 were converted into a Note Receivable due March 2009.  The Company has recorded the additional advances as an other long term asset called “Advances to Related Party”.  The Company has begun to receive revenues from sources developed by New Connexions, but has not received any payments on the advance. Pursuant to the agreement with New Connexions, the Company has an option to purchase the remaining 90% interest in New Connexions.. Had the Company exercised the option upon consummation of the agreement, the Company would have expensed the amount advanced as development expenses, and would have generated a net loss of $(736,088) for the year ended December 31, 2003.

IDI GLOBAL, INC. AND SUBSIDIARIES

Notes to the consolidated Financial Statements

December 31, 2004 and 2003

NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company leases office space at two locations.  The total monthly lease payment for the two offices is $23,788.

The Company leases equipment on two separate leases.  The total monthly lease payment for the two leases is $1,357.

Future minimum operating lease payments are as follows at December 31, 2004:

2005	$86,534
2006	128,514
Total	$315,048

Total expense for all operating leases at December 31, 2004 and 2003 is $379,531 and $249,777, respectively.

NOTE 7 - PENSION PLAN

On July 1, 2000, the Company established a defined contribution 401(k) pension plan.  The Company’s contributions to the plan are based on matching 100 percent of the employees contributions to a maximum of six percent of compensation per participant.  All employees with more than six months of service and who are age 20 ½ or older are eligible for participation in the plan.  Company contributions totaled $15,950 and $43,406 for the years ended December 31, 2004 and 2003, respectively.

NOTE 8 - STOCK OPTIONS

A summary of the option activity for 2004 and 2003 follows:

		Weighted
		Average
	Options	Exercise
	Outstanding	Price
Outstanding, January 1, 2003	6,075,155	$0.15
Granted	-	-
Exercised	98,000	0.32
Canceled/forfeited	-	-
Balances, December 31, 2003	5,977,155	$0.15
Granted	-	-
Exercised	-	-
Canceled/forfeited	-	-
Balances, December 31, 2004	5,977,155	$0.15

IDI GLOBAL, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

NOTE 8 - STOCK OPTIONS (Continued)

	Number of	Weighted
	Options	Average	Weighted
	Outstanding at	Remaining	Average
	December 31,	Contractual	Exercise
Exercise Prices	2004	Life (years)	Price
$0.00	2,000,000	1.00	$0.00
$0.20	2,011,000	1.00	$0.20
$0.20	1,591,155	2.85	$0.20
$0.50	375,000	1.25	$0.50

Proforma Net Income (Loss):

	December 31,	December 31,
	2004	2003
Net income(loss) as reported	$(775,705)	$301,083
Pro forma net income(loss)	(775,705)	301,083
Basic income (loss) per share as reported	(0.05)	0.02
Pro forma income (loss) per share	(0.05)	0.02

NOTE 9 - WARRANTS

During 2003, pursuant to the acquisition with Integrated Communication Systems, Inc., the Company issued 378,450 warrants to purchase common stock at a price of $1.70 per share, for one year. No consideration has been recorded from the issuance of these warrants due to the negligible value determined by the Black Scholes model.

The following summarizes the warrant activity for 2004 and 2003:

Warrants outstanding at January 1, 2003	800,000
Granted	378,450
Exercised	-
Canceled/forfeited	-
Balance, December 31, 2003	1,178,450
Granted	571,429
Exercised	-
Canceled/forfeited	(378,450)
Balance, December 31, 2004	1,371,429

Weighted average exercise price of warrants
outstanding at December 31, 2004	$2.11

IDI GLOBAL, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

NOTE 9 - WARRANTS (Continued)

	Number of	Weighted
	Warrants	Average	Weighted
	Outstanding at	Remaining	Average
	December 31,	Contractual	Exercise
Exercise Prices	2004	Life	Price
$2.75	500,000	3.50	$2.75
$3.75	300,000	3.50	$3.75
$0.70	571,429	4.00	$0.70

NOTE 10 - INVESTMENTS

During 2003, the Company transferred its marketing rights acquired in 2002 to New Connexion for a 10% ownership interest. The cost incurred for the marketing rights of $151,200 was carried over as the basis for the investment. This investment is restricted in a closely held private corporation, and is therefore not currently available for sale.

NOTE 11 - SUBSEQUENT EVENTS

On January 14, 2005, the Company entered into an Asset Purchase Agreement with Mentoring of America, LLC, a Utah limited liability company and HG Marketing, Inc., a Nevada corporation  pursuant to which HG agreed to sell to IDI Global certain assets and rights used in the operation of a call center business located in St. George, Utah.  The Company paid HG consideration of $1,800,000 in cash, the assumption of certain liabilities of the call center, 4,356,436 shares of restricted common stock and warrants to purchase 2,500,000 shares.

On January 11, 2005, in connection with the purchase of HG Marketing, an officer of the Company loaned the Company $225,528.  The note payable bears interest at 12% and is convertible into common stock.

NOTE 12 - GOODWILL

In connection with the acquisition of Integrated Communication Systems, Inc. the Company recorded goodwill in the amount of $1,500,000. The net asset value of Integrated was $0 at the time of merger, and the value of the 954,600 shares issued was at $1.60 per share, or approximately $1,500,000.

In connection with the acquisition of Chief Financial, Inc. and their wholly owned subsidiary, Professional Consulting Services, Inc., the Company recorded goodwill in the amount of $1,280,684.

The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets,. Under SFAS No. 142, goodwill is no longer amortized, but is tested for impairment at a reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Events or circumstances which could trigger an impairment review include a significant adverse change in legal factors or in the business climate, and adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends or projected future results of operations.  As of December 31, 2004, no impairment has been recognized for goodwill.

IDI Global, Inc. and Subsidiaries

Consolidated Financial Statements

September 30, 2005

IDIGlobal, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets

ASSETS
	September 30,	December 31,
	2005	2004

Current Assets
Cash	$ 935,580	$1,882,297
Restricted Cash	909,990	904,128
Accounts Receivable, net	199,107	133,236
Other Receivables, net	32,960	26,597
Advances to Related Party	-	23,785
Note Receivable - Related Party	131,034	50,236
Inventory	6,300	6,300
Prepaid expenses	219,121	219,121

Total Current Assets	2,434,092	3,245,700

Software Development and Equipment, Net	306,170	336,114

Other Assets
Deferred Income Taxes	124,326	154,565
Deferred financing costs	137,142	153,600
Deposits	241,721	241,721
Investments	151,200	151,200
Note Receivable - Related Party	990,791	1,027,804
Goodwill	4,637,139	2,840,684

Total Other Assets	6,282,319	4,569,574

Total Assets	$ 9,022,581	$8,151,388

Note: The Balance Sheet of December 31, 2004 was taken from the audited financial statements at that date and condensed.

The accompanying notes are an integral part of these consolidated financial statements.

IDIGlobal, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets

LIABILITIES AND STOCKHOLDERS' EQUITY

	September 30,	December 31,
	2005	2004
Current Liabilities
Accounts Payable	$ 261,740	$ 126,194
Accrued Expenses	839,506	797,853
Income Taxes Payable	183	100
Reserve for Refunds and Chargebacks	232,290	234,388
Line of credit	-	23,079
Notes Payable - Related Party	504,527	320,978
Notes Payable	1,750,000	1,750,000

Total Current Liabilities	3,588,246	3,252,592

Contingencies	-	-

Deferred Income Tax Liability	20,320	20,320

Total Liabilities	3,608,566	3,272,912

Stockholders' Equity
Common Stock, Authorized 50,000,000 Shares, $.001 Par Value,
Issued and Outstanding 23,616,608 and 18,960,174, Respectively	19,460	18,960
Additional Paid in Capital	6,998,488	6,920,089
Retained Earnings (Deficit)	(1,525,933)	(2,060,573)
Prepaid consulting fees	(78,000)	-

Total Stockholders' Equity	5,414,015	4,878,476

Total Liabilities and Stockholders' Equity	$ 9,022,581	$8,151,388

Note: The Balance Sheet of December 31, 2004 was taken from the audited financial statements at that date and condensed.

The accompanying notes are an integral part of these consolidated financial statements.

IDIGlobal, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues, Net
Product Sales	$ 4,317,853	$ 6,444,977	$ 15,677,036	$ 20,798,532
Training Revenues	519,247	396,311	1,925,308	2,986,951

Total Revenues	4,837,100	6,841,288	17,602,344	23,785,483

Cost of Sales
Product Costs	2,942,665	4,496,571	11,573,952	15,031,053
Training Costs	261,806	199,821	970,744	1,654,195
Total cost of sales	3,204,471	4,696,392	12,544,696	16,685,248

Gross Profit (Loss)	1,632,629	2,144,896	5,057,648	7,100,235

Operating Expenses
General & Administrative	1,303,598	2,648,495	4,126,100	7,042,723

Total Operating Expenses	1,303,598	2,648,495	4,126,100	7,042,723

Net Operating Income (Loss)	329,031	(503,599)	931,548	57,512

Other Income(Expense)
Interest Income	2,772	919	7,874	2,693
Interest Expense	(172,776)	(15,521)	(440,398)	(102,697)
Other Income (Expense)	43,842	99,180	65,754	223,163

Total Other Income(Expense)	(126,162)	84,578	(366,770)	123,159

Income (Loss) Before Income Taxes	202,869	(419,021)	564,778	180,671

Income Tax Expense
Income Tax Expense	-	-	-	-
Deferred Income Tax (Benefit) Expense	6,571	(39,606)	30,138	(21,392)

Total Income Tax Expense	6,571	(39,606)	30,138	(21,392)

Net Income (Loss)	$ 196,298	$ (379,415)	$ 534,640	$ 202,063

Net Income (Loss) Per Share	$ 0.01	$ (0.02)	$ 0.03	$ 0.01

Weighted Average Shares Outstanding	19,460,174	16,020,483	19,296,804	15,988,093
The accompanying notes are an integral part of these consolidated financial statements.

IDIGlobal, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows

	September 30,
	2005	2004
Cash Flows from Operating Activities:
Net Income (Loss)	$ 534,640	$ 202,063
Adjustments to Reconcile Net Loss to Net Cash
Provided by Operations:
Depreciation & Amortization	126,688	101,948
Bad Debt Expense	-	143,000
Deferred Income Taxes	30,239	(21,392)
Deposits	-	(9,900)
Stock Issued for Services & Accrued Expenses	500	-
Finance Charge Included in Principal of Notes Payable	-	-
Change in Operating Assets and Liabilities:
(Increase) Decrease in:
Accounts Receivable	(65,871)	(89,151)
Other Receivables	(6,363)	(75,235)
Inventories	-	-
Prepaid expenses	-	3,481
Employee Advances	-	(1,850)
Increase (Decrease) in:
Accounts Payable	135,546	60,393
Accrued Expenses	41,736	756,439
Reserved for Refunds and Chargebacks	(2,098)	(26,322)

Net Cash Provided(Used) by Operating Activities	795,017	1,043,474

Cash Flows from Investing Activities:
Payments for Notes Receivable	-	(168,000)
Proceeds from Notes Receivable	-	5,000
Purchase of Software and Equipment	(80,286)	(143,992)
Advances to related party	(20,000)	(182,068)
Cash Paid for Acquisition of Subsidiary	(1,796,455)	(50,000)
Cash Overdraft Acquired from Acquisition of Subsidiary	-	(4,185)

Net Cash Provided (Used) by Investing Activities	(1,896,741)	(543,245)

Cash Flows from Financing Activities:
Proceeds from Issuance of Notes Payable	195,527	150,000
Proceeds from Stock Issuance	399	18,475
Proceeds from Line of Credit	-	-
Principal Payments on Line of Credit	(23,079)	-
Principal Payments on Notes Payable	(11,978)	-

Net Cash Provided (Used) by Financing Activities	160,869	168,475

Increase (Decrease) in Cash	(940,855)	668,704

Cash and Cash Equivalents at Beginning of Period	2,786,425	1,649,187

Cash and Cash Equivalents at End of Period	$ 1,845,570	$ 2,317,891
The accompanying notes are an integral part of these consolidated financial statements.

IDIGlobal, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows (Continued)

For the Nine Months Ended
September 30,
	2005	2004

Cash Paid For:
Interest	$ -	$ -
Income Taxes	$ -	$ -

Non-Cash Investing and Financing Activities:
Stock Issued for Services & Accrued Interest	$ -	$ -
Stock Issued for Note Payable	$ -	$ -
Stock Issued for Acquisition of Subsidiary	$ -	$ -

The accompanying notes are an integral part of these consolidated financial statements.

IDI Global, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

September 30, 2005

GENERAL

IDI Global, Inc. and its Subsidiaries, (the “Company”), has elected to omit substantially all footnotes to the consolidated financial statements for the nine months ended September 30, 2005 since there have been no material changes (other than indicated in other footnotes) to the information previously reported by the Company in its Annual Report filed on Form 10-KSB for the fiscal year ended December 31, 2004.

UNAUDITED INFORMATION

The information furnished herein was taken from the books and records of the Company without audit.  However, such information reflects all adjustments which are, in the opinion of management, necessary to properly reflect the results of the interim period presented.  The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

ASSET PURCHASE

On January 14, 2005, the Company entered into an Asset Purchase Agreement with Mentoring of America, LLC, a Utah limited liability company and HG Marketing, Inc.(HG), a Nevada corporation pursuant to which HG agreed to sell to the Company certain assets a rights used in the operation of a call center business located in St. George, UT.    The purchase price was the assumption of certain liabilities of the sales and marketing operation, $1,800,000 in cash, warrants to purchase up to 2,500,000 shares of the Company’s common stock which become exercisable between 2008 and 2012 at exercise prices escalating annually from $0.80 to $1.80 and the issuance of 4,356,436 shares of the Company common stock to escrow which will be released based upon the performance of the sales and marketing operation over the first two years of operations.

IDI Small Business, a wholly owned subsidiary of IDI Global, Inc. entered into an agreement to purchase the assets of Hire Solutions, LLC (“Hire”), a business that provides training and other services regarding job placement opportunities and transactions.  IDI Small Business, Inc. purchased all of the assets utilized in the operation of the Business, and obtained all rights and interests required to assume control and operation of the Business.  IDI Small Business, Inc also executed an employment agreement with the owner and founder of Hire Solutions, LLC for the continued executive leadership and development of the assets purchased in the above mentioned transaction.  The purchase price was 294,118 shares of IDI Global, Inc. stock. The Company also granted to Hire a put, in connection with which Hire could put the shares back to the Company in exchange for the purchase price to be paid in cash.  Pursuant to the Asset Purchase Agreement, if Hire exercises its put, the Company is not required to pay the purchase price in cash until the sales channel purchased has generated net income of at least $100,000.  On October 18, 2005, Hire exercised the put.  However, because as of the date of this report the sale channel had not yet generated at least $100,000 in net income, the Company was not yet required to pay the purchase price in cash.

RELATED PARTY TRANSACTION

On January 14, 2005, an officer loaned the Company $195,528.  The note bears interest at 12%, is payable on demand and is convertible into the Company’s common stock at $0.30 per share.

A prior period adjustment of a payroll accrual to an officer of the Company for $15,000 per month in the first and second quarter of 2005 has been made in the year to date numbers for September 2005.

CONTINGENCIES

In July 2005, the Company entered into an agreement to acquire certain exclusive rights to computer software for lead generation.  The agreed upon purchase price is to be the first $100,000 of net income from the licensing of the software.  Because of the uncertainty of the software generating any net income, the Company will record the contingent purchase price as net income is generated.

____________

We have not authorized any dealer, salesman or any other person to give any information or to make any representations not contained in this prospectus.  Any information or representation not contained in this prospectus must not be relied upon as having been authorized by IDI Global.

__________

TABLE OF CONTENTS

Prospectus Summary

3

Risk Factors

5

Use of Proceeds

13

Market for Common Equity

14

Management's Discussion and Analysis

15

Description of Business

29

Property

40

Legal Proceedings

40

Management

41

Certain Related Transactions

43

Principal Stockholders

43

Description of Common Stock

44

Selling Stockholders

44

Plan of Distribution

49

Other Information

50

Interest of Named Experts and Counsel

50

SEC’s Position on Indemnification for

   Securities Act Liability

51

Additional Information

51

Changes In and Disagreements With

   Accountants

51

Financial Statements

F-1

___________________

Dealer Prospectus Delivery Obligation.  Until [a date which is 90 days from the effective date of this prospectus], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

________________________ PROSPECTUS ________________________ IDI Global, Inc. 5,346,428 Common Shares December ___, 2005

PART II

ITEM 24.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Nevada Revised Statutes Section 78.7502 and 78.751, our Articles of Incorporation and bylaws provide for the indemnification of present and former directors and officers and each person who serves at our request as our officer or director.  Indemnification for a director is mandatory and indemnification for an officer, agent or employee is permissive.  We will indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is or was our director or officer.  Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interest.  In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful.  This right of indemnification shall not be exclusive of other rights the individual is entitled to as a matter of law or otherwise.

We will not indemnify an individual adjudged liable due to his negligence or willful misconduct toward us or if he improperly received personal benefit.  Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.  Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our bylaws.

Our bylaws provide that individuals may receive advances for expenses if the individual provides a written affirmation of his good faith belief that he has met the appropriate standards of conduct and he will repay the advance if he is judged not to have met the standard of conduct.

ITEM 25.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses to be paid for by IDI Global in connection with the sale of the shares.  We will pay all the costs of this offering, with the exception of the costs incurred by the Selling Stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares.  All the amounts shown include estimates of future expenses, except for the registration fee:

Securities and Exchange Commission registration fee

$               214

Printing expenses

    10,000

Legal fees and expenses

    15,000

Accounting fees and expenses

    15,000

Transfer agent and registrar fees and expenses

      2,000

Miscellaneous

      5,000

Total

$           47,214

ITEM 26.

RECENT SALES OF UNREGISTERED SECURITIES

RECENT SALE OF UNREGISTERED SECURITIES

The following discussion describes all securities sold without registration by IDI Global during the past two fiscal years.

On July 28, 2005, the Company entered into an Asset Purchase Agreement with Hire Solutions, LLC (“Hire”) for all related assets, products, and training services in an all-stock transaction. The Company agreed to issue 294,118 shares of IDI common stock (representing a purchase price amount of $100,000), and to place such shares into escrow.  The Company also granted to Hire a put, in connection with which Hire could put the shares back to the Company in exchange for the purchase price to be paid in cash.  Pursuant to the Asset Purchase Agreement, if Hire exercises its put, the Company is not required to pay the purchase price in cash until the sales channel purchased has generated net income of at least $100,000.  On October 18, 2005, Hire exercised the put.  However, because as of the date of this report the sale channel had not yet generated at least $100,000 in net income, the Company was not yet required to pay the purchase price in cash. The Company relied on an exemption from the registration requirements provided by Section 4(2) of the Securities Act and regulations promulgated thereunder in connection with the issuance of the securities.

On January 14, 2005, IDI Global and IDI Small Business entered into an Asset Purchase Agreement with Mentoring of America, a Utah limited liability company, and HG Marketing, Inc., a Nevada corporation.  Pursuant to the agreement, IDI Small Business acquired the sales and marketing assets of HG Marketing.  IDI Small Business granted warrants to purchase up to 2,500,000 shares of IDI Global common stock and agreed to issue and place 4,356,436 shares of IDI Global common stock into an escrow.  The warrants become exercisable between 2008 and 2012 at exercise prices that escalate annually from $0.80 to $1.80.  The 4,356,436 shares of IDI Global common stock held in escrow will be released to Mentoring of America based upon performance of the sales and marketing operation over the first two years of operations.  We relied on an exemption from the registration requirements of the Securities Act for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On January 14, 2005, we granted a warrant to purchase 250,000 shares to SBI USA LLC (“SBI USA”) in consideration for SBI Advisors and SBI Brightline not exercising their legal right to reprice the Term Credit Agreement and Securities Purchase Agreement when we agreed to sell additional shares and warrants under an Asset Purchase Agreement, dated January 14, 2005, between IDI Global and IDI Small Business, on the one hand, and Mentoring of America, LLC and HG Marketing, Inc., on the other hand.  This warrant is exercisable at $0.70 per share for a period of four years commencing on January 14, 2007.  We relied on an exemption from the registration requirements of the Securities Act for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On December 24, 2004, pursuant to the Securities Purchase Agreement we have agreed to issue up to 3,428,570 shares of IDI Global common stock at $0.70 per share to SBI Brightline X LLC, granted a warrant to purchase an aggregate of 571,429 shares of common stock at $0.70 per share, and agreed to grant an additional warrant to purchase 571,429 shares of common stock at $0.70 per share.  We relied on an exemption from the registration requirements of the Securities Act for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On December 24, 2004, pursuant to the Term Credit Agreement we granted a warrant to SBI Advisors LLC to purchase 525,000 shares of common stock at $0.70 per share.  We relied on an exemption from the registration requirements of the Securities Act for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On December 21, 2004, we converted loans and interest totaling $1,295,182 at $0.50 a share to 2,588,364 shares of common stock.   We issued 800,000 shares each to Compass Equity Partners, Empire Fund Managers and Liberty Partners, and issued 188,364 shares to First Equity Holdings.  We relied on an exemption from the registration requirements of the Securities Act for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On September 28, 2004 we issued 150,000 shares as part of the settlement of a law suit brought by Gary Winterton.  We relied on an exemption from the registration requirements provided by Section 3(10) of the Securities Act.

On January 16, 2004, we issued an aggregate of 1,000,000 common shares valued at $1,500,000 to acquire Chief Financial, Inc.  We relied on an exemption from the registration requirements of the Securities Act for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On October 3, 2003, our board of directors authorized the issuance of an aggregate of 954,600 shares of common stock to the seventeen shareholders of Integrated Communication System, Inc. in consideration for 100% of that company’s issued and outstanding common stock.  Our board of directors also authorized the grant of warrants to purchase 378,450 shares at an exercise price of $1.70 per share.  The warrants had a one year term. We relied on an exemption from the registration requirements of the Securities Act for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On September 30, 2003, our board of directors authorized the issuance of 583,333 shares of common stock to David Cattar for $875,000.  We relied on an exemption from the registration requirements of the Securities Act for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On July 31, 2003, our board of directors authorized the issuance of an aggregate of 1,365,000 common shares to convert a promissory note held by CasePak, Inc.   The amount due under the note was $273,000.  We relied on an exemption from the registration requirements of the Securities Act for a private transaction not involving a public distribution provided by Section 4(2) under the Securities Act.

On March 3, 2003, our board of directors authorized the sale of 125,000 common shares to Parker Holdings, L.L.C. for $75,000.  We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

In each private transaction we believe each purchaser either had unrestricted access to detailed material information regarding our operations due to personal relationships with us or each purchaser was provided the same kind of information regarding our operations as would be available in a registration statement.  We believe that each purchaser possessed sufficient sophistication to evaluate the information provided and each was able to bear the economic risk of the purchase.  Also, we believe each purchaser:

•

was aware that the securities had not been registered under federal securities laws;

•

acquired the securities for his/her/its own account for investment purposes of the federal securities laws;

•

understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition; and,

•

was aware that the certificate representing the securities would bear a legend restricting its transfer.

ITEM 27.

EXHIBITS

No.

DESCRIPTION

2.1

Agreement and Plan of Merger between IDI Global and Sports Media International, Inc. and Integrated Communication Systems, Inc., dated October 3, 2003 (filed as exhibit 2.1 to Form 8-K, filed October 15, 2003 and incorporated by reference)

2.2

Agreement and Plan of Reorganization between IDI Global and Chief Financial, Inc., dated January 8, 2004 (filed exhibit 2.3 to Form 10-KSB, filed March 29, 2004 and incorporated by reference)

3.1

Articles of Incorporation, as amended (filed as exhibit 3.1 to Form 10-KSB, filed January 31, 2002 and incorporated by reference )

3.2

Restated bylaws of IDI Global, Inc. (filed as exhibit 3.2 to Form 10-KSB, filed January 31, 2002 and incorporated by reference)

5

Opinion of Durham Jones & Pinegar, P.C.

10.1

Lease Agreement between Internet Development Inc. and Stratford Park, L.C., dated July 7, 2000 (filed as exhibit 10.1 to Form 10-QSB, as amended, filed May 22, 2002 and incorporated by reference )

10.2

Employment agreement between Internet Development and Kevin R. Griffith, dated April 1, 2002

(filed as exhibit 10.2 to Form 10-QSB, as amended, filed August 15, 2002 and incorporated by reference)

10.3

Secured Convertible Promissory Note between idiglobal.com and Kevin R. Griffith, as amended (filed as exhibit 10.3 to Form 10-KSB, filed January 31, 2002 and incorporated by reference)

10.4

Consultant Agreement between IDI Global, Inc. and Summit Resource Group, Inc., dated July 31, 2002 (filed as exhibit 10.2 to Form 10-QSB, as amended, filed August 15, 2002 and incorporated by reference)

10.5

Term Credit Agreement between IDI Global and Hong Kong League Central Credit Union, dated December 24, 2004*

10.6

Securities Purchase Agreement between IDI Global, Inc., and SBI Brightline X, LLC, dated as of December 24, 2004*

10.7

Form of Warrant*

10.8

Letter Agreement between IDI Global, Inc., and SBI USA, Inc., dated as of January 14, 2005*

10.9

Warrant issued to SBI Advisors, dated December 24, 2004.

10.10

Warrant issued to SBI USA, dated January 14, 2005.

10.11

Registration Rights Agreement between IDI Global, Inc., SBI Advisors, LLC, and SBI Brightline X, LLC, dated as of December 24, 2004.

10.12

Asset Purchase Agreement by and among IDI Global, Inc., IDI Small Business, Inc., Mentoring of America, LLC, and HG Marketing, Inc., dated as of January 14, 2005.

10.13

Registration Rights Agreement between IDI Global, Inc., and HG Marketing, Inc., dated as of January 14, 2005.

10.14

Warrants issued to HG Marketing, dated January 14, 2005.

10.15

Assignment and Assumption Agreement by and among Mentoring of America, LLC, HG Marketing, Inc., and IDI Small Business, Inc., dated as of January 14, 2005.

21.1

Subsidiaries of IDI (to exhibit 21.1 for Form 10-KSB, filed March 29, 2004 and incorporated by reference)

23.1

Consent of Chisholm, Bierwolf & Nilson, LLC

23.2

Consent of Durham Jones & Pinegar, P.C. included in Exhibit 5 to this registration statement

----------------------------

*

Previously filed.

ITEM 28.

UNDERTAKINGS

Pursuant to Rule 415 of the Securities Act of 1933, the undersigned registrant hereby undertakes to:

(1)

file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which will include any prospectus required by Section 10(a)(3) of the Securities Act; reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and include any additional or changed material information on the plan of distribution;

(2)

for the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3)

to file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Orem, State of Utah on December 20, 2005.

IDI Global, INC.

By: /s/ Kevin R. Griffith

Name:  Kevin R. Griffith

Title:   President (principal executive officer)

By: /s/ Steven D. Weatherly

Name:  Steven D. Weatherly

Title:

Consultant performing certain services for the Company

Commonly provided by a Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:  December 20, 2005

By: /s/ Kevin R. Griffith

Director

Name:  Kevin R. Griffith

Date:  December 20, 2005

By: /s/ Michael T. Morley

Director

Name:  Michael T. Morley